Exhibit 10.2

AGREEMENT OF SALE AND PURCHASE

BETWEEN
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership
as Seller

AND

KRE SUMMIT OWNER LLC,
a Delaware limited liability company

as Purchaser

EXECUTED EFFECTIVE AS OF

December 9, 2019

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into on December 9, 2019 (the “Effective Date”), by and between HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Seller”) on the one hand, and KRE SUMMIT OWNER LLC, a Delaware limited liability company (“Purchaser”), on the other hand.
RECITALS
1.    Seller is the owner of 100% of the Common Interest (as hereinafter defined) in Hines Bellevue REIT Holdings LLC, a Delaware limited liability company (“Target”). The Target is the sole owner of the membership interests in (i) Hines Global REIT Summit Holdings LLC, a Delaware limited liability company (“Existing Property Owner”), (ii) Hines Global REIT 320 108th Ave LLC, a Delaware limited liability company (“Development Property Owner”), and (iii) Hines Global REIT Summit Services, Inc., a Delaware corporation (“Summit TRS”, and each of Existing Property Owner and Development Property Owner is an “Owner” and collectively, are the “Owners”).
2.    The Target exists under that certain Limited Liability Company Agreement, dated as of November 19, 2018 (as amended, the “Target Company Agreement”).
3.    Existing Property Owner owns the projects known as Summit I and Summit II located at 355 110th Avenue and 10885 NE 4th Avenue, Bellevue, Washington (“Existing Property”). Development Property Owner owns the project under construction to be known as Summit III, located at 320 108th Avenue NE, Bellevue, Washington (“Development Property”).
4.    Purchaser desires to acquire the Common Interest in the Target from Seller, and Seller desires to sell the Common Interest in the Target to Purchaser, in each case, upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“Acceptable Development Estoppel Certificates” has the meaning ascribed to such term in Section 7.2(b).
“Acceptable Estoppel Certificates” has the meaning ascribed to such term in Section 7.2(a).

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” has the meaning ascribed to such term in the opening paragraph.
“Amazon Tenant” means Amazon Com Services, Inc.
“Amazon Tenant Lease” means the Tenant Lease between Development Property Owner, as landlord, and Amazon Tenant, as tenant, applicable to both the Development Property and the Existing Property.
“Ancillary Agreements” means and all agreements, assignments, documents and instruments delivered or required to be delivered by any party pursuant to this Agreement at or prior to the Closing.
“Approval Notice” has the meaning ascribed to such term in Section 5.4.
“Assignments” means the Common Interest Assignment.
“Authorities” or “Authority” means any of the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Target, Summit TRS, the Owners, the Real Property, the Improvements, or any portion thereof.
“Authorized Qualifications” has the meaning ascribed to such term in Section 10.9.
“Balance Sheet” has the meaning ascribed to such term in Section 8.1(a)(xiii).
“Balance Sheet Date” has the meaning ascribed to such term in Section 8.1(a)(xiii).
“Blocked Person” has the meaning ascribed to such term in Section 7.3.
“Broker” has the meaning ascribed to such term in Section 11.1.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in Houston, Texas or Bellevue, Washington. In the event that any date or any period provided for in this Agreement shall end on a day other than a Business Day, the applicable date shall be, or the period shall end on, the next Business Day.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.
“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(d).
“Certifying Party” has the meaning ascribed to such term in Section 4.6.
“Claims” has the meaning ascribed to such term in Section 5.6(a).
“Class A Members” means the existing, if any, and/or future members in the Target owning Class A Units.
“Class A Units” has the meaning ascribed to such term in the Target Company Agreement and means all of the currently issued, if any, and/or to be issued one hundred twenty-five (125) outstanding units evidencing preferred membership interests of the Target.
“Closing” means the consummation of the purchase and sale of the Common Interest contemplated by this Agreement, as provided for in Article X.
“Closing Date” means the date on which the Closing occurs, which date shall be December 20, 2019, which date may be extended (a) by Purchaser to a date no later than December 31, 2019, and (b) by Seller in its sole discretion for up to thirty (30) days in accordance with Section 10.1, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing. Purchaser shall have no right to extend the Closing Date to a date after December 31, 2019.
“Closing Documents” has the meaning ascribed to such term in Section 16.1.
“Closing Post-Acquisition Period” has the meaning ascribed to such term in Section 7.04(b)(i).
“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).
“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.2, 4.7, 4.8, 4.10, 5.2 (b), 5.2(d), 5.3, 5.5, 5.6, 7.3, 7.4, 8.1, 8.2, 10.4, 10.6, 10.7, 10.12, 11.1, 13.3, 15.1, 16.1, 16.2, 16.3, and Article XVII (including Section 17.17).
“Closing Time” has the meaning ascribed to such term in Section 10.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission Agreements” has the meaning ascribed to such term in Section 5.2(a).
“Common Interest” has the meaning ascribed to such term in the Target Company Agreement and is comprised of 100% of the Common Units in the Target.

“Common Interest Assignment” means the Assignment of Common Interest in the form attached hereto as Exhibit I.
“Common Unit” has the meaning ascribed to such term in the Target Company Agreement.
“Construction Contracts” means the construction contracts listed on Exhibit S attached hereto.
“Contingency” means the amounts set forth in the “Contingency” line item set forth in the Project Budget.
“Contingency Date” means December 6, 2019.
“Contractor” means the contractors under the Construction Contracts.
“Cost Overrun” means a cost incurred in connection with the Project in excess of the amount of such cost reflected in the Project Budget and if such cost incurred is not reflected in the Project Budget in the first instance, then the entire amount of such cost.
“Cost Overrun Holdback” means an amount equal to $3,000,000.
“Cost Savings” means the amount by which a cost item set forth in the Project Budget exceeds the actual costs incurred with respect to such item.
“Damages” means any and all judgments, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), excluding any consequential and punitive damage which are waived in Section 13.3.
“Delay Cost” means any rent credit to which Amazon Tenant becomes entitled due to the failure of the Delivery Date to occur by the Target Delivery Date and/or the failure of the Substantial Completion Date to occur by Target Substantial Completion Date, as provided in, and as such terms are defined in, the Amazon Tenant Lease.
“Delivery Cost Holdback” means an amount equal to $4,000,000.
“Delinquent” has the meaning ascribed to such term in Section 10.4(b).
“Delinquent Rental Proration Period” has the meaning ascribed to such term in Section 10.4(b).
“Deposit Time” means 11:00 a.m. Pacific Time on the Closing Date.
“Development Management Agreement” means the Development Management Agreement entered into by Development Property Owner, as owner, and Development Manager, as development manager, as the same shall be hereafter amended with Purchaser’s consent.

“Development Manager” means the Hines Interests Limited Partnership, a Delaware limited partnership, and the development manager under the Development Management Agreement.
“Development Property” has the meaning ascribed to such terms in the Recitals.
“Development Property Owner” has the meaning ascribed to such term in the Recitals.
“Documents” has the meaning ascribed to such term in Section 5.2(a).
“Due Diligence Items” has the meaning ascribed to such term in Section 5.4.
“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.
“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means all federal, state and local Laws, rules, statutes, directives, binding written interpretations, binding written policies, court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any Authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and any and all other comparable state and local equivalents.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Instructions” has the meaning ascribed to such term in Section 4.3.
“Excluded Event” means any (i) voluntary change made to the Plans, the Project Budget, or any other Project Document approved by Purchaser after the date hereof, (ii) Cost

Overruns or Delay Costs actually paid, or required to be paid (provided that the same shall only be counted for purposes of this definition if and when actually paid), by the Contractor, architects, consultants, or other third parties, but are not paid or required to be paid by any Owner, the Target, or the Purchaser (unless paid under protest/while in dispute or with the expectation of reimbursement by Contractor, architects, consultants, or other third parties); (iii) default or bankruptcy of any Contractor, subcontractor, supplier, architect, or consultant; (iv) default by Amazon Tenant under the Amazon Tenant Lease; (v) Cost Overruns actually paid or required to be paid by Amazon Tenant (provided that the same shall only be counted for purposes of this definition if and when actually paid or upon written confirmation by Amazon Tenant that they are required to be paid by Amazon Tenant), but are not paid or required to be paid by any Owner, the Target, or the Purchaser (unless paid under protest/while in dispute or with the expectation of reimbursement by Amazon Tenant); (vi) Purchaser’s knowing or willful actions which are the primary proximate cause of any Cost Overruns or Delay Costs, including causing a failure of the Owners to comply with the Project Documents and/or a failure to enforce Owner’s rights under the Project Documents against the Contractor, architects, and consultants; and (vii) other event to the extent the Contractor, architects, other consultants, or any third party actually compensates the Owners for the costs or delays, including any Cost Overruns or Delay Costs, arising therefrom.
“Executive Order” has the meaning ascribed to such term in Section 7.3.
“Existing Debt” means the line of credit from JPMorgan Chase Bank, National Association, as Agent on behalf of certain lenders, as lenders, to Seller and the Target, as borrowers, and the Owners, among others, as guarantors.
“Existing Property” means has the meaning ascribed to such term in the Recitals.
“Existing Property Owner” has the meaning ascribed to such term in the Recitals.
“Final Proration Date” has the meaning ascribed to such term in Section 10.4(a).
“Financial Statements” has the meaning ascribed to such term in Section 8.1(a)(xiii).
“Fundamental Representations” means the representations and warranties set forth in Section 8.1(b).
“GAAP” means generally accepted accounting principles, as applied in the United States.
“Gap Notice” has the meaning ascribed to such term in Section 6.2(b).
“Governmental Regulations” means all Laws, ordinances, rules and regulations of the Authorities applicable to Seller, the Target, Summit TRS, the Owners or the use and operation of the Real Property or the Improvements or any portion thereof.
“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant,

or words of similar import, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead-containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos-containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine.
“Immaterial Events” has the meaning ascribed to such term in Section 10.9.
“Improvements” means all buildings, structures, fixtures, parking areas and improvements owned by the Target or the Owners and located on the Real Property.
“Indemnified Party” or “Indemnified Parties” have the meanings ascribed to such terms in Section 16.3(b).
“Indemnifying Party” has the meaning ascribed to such term in Section 16.3(c).
“Independent Consideration” has the meaning ascribed to such term in Section 4.7.
“Inspection Agreement” means the Inspection and Confidentiality Agreement, dated November 6, 2019, executed by Seller and KRE Summit Manager, LLC.
“Insured R&W Matters” has the meaning ascribed to such term in Section 3.4(a).
“Intangible Personal Property” means, to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required or requested, to the extent such consent or approval has been obtained), all trade names, trademarks, logos, and service marks (in each case, if any) utilized by an Owner or which an Owner has a right to utilize solely in connection with the operation of the Real Property and Improvements thereon (other than the names or variations thereof of Hines Interests Limited Partnership (or Hines), Seller, its Affiliates, the property manager and Tenants), provided however, that the foregoing definition shall specifically exclude all Reserved Company Assets.
“IRS” means the United States Internal Revenue Service.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Authority.
“Leasing Costs” shall mean, with respect to any particular Tenant Lease at the Properties, all leasing commissions, brokerage commissions, tenant improvement allowances, rent abatements, the economic equivalent of free rent and similar inducements, capital costs and expenses incurred for capital improvements to satisfy initial construction obligations under such Tenant Lease, legal and other professional fees, payments made for the purposes of satisfying or buying out the obligations of a Tenant under such Tenant Lease to the landlord of another lease, relocation costs and all other expenditures, in each case, to the extent that the landlord under such Tenant Lease is responsible for the payment of such cost or expense. Notwithstanding the foregoing, Leasing Costs do not include the tenant improvements, leasing commissions and other leasing costs pertaining to the Amazon Tenant Lease which are included in the Project Budget and will be taken into account pursuant to Section 10.4(f).
“Liabilities” has the meaning ascribed to such term in Section 8.1(a)(xiv).
“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).
“Licenses and Permits” means, collectively, all of the Owner’s right, title, and interest, to the extent assignable without the necessity of consent (unless such consent may not be unreasonably withheld by the person from whom such consent is requested) or assignable only with consent and such consent has been requested and obtained, in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted (or conditionally granted) by the Authorities prior to Closing in connection with the Real Property and the Improvements thereon, together with all renewals and modifications thereof.
“Loss” or “Losses” have the meanings ascribed to such terms in Section 16.3(a).
“Major Tenants” has the meaning ascribed to such term in Section 7.2.
“Material Contracts” has the meaning ascribed to such term in Section 8.1(b)(iv)(C).
“Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“New Exception” has the meaning ascribed to such term in Section 6.2(b).
“New Tenant Costs” has the meaning ascribed to such term in Section 10.4(e).
“Non-Fundamental Representations” means the representations and warranties set forth in Section 8.1(a).
“OFAC” has the meaning ascribed to such term in Section 7.3.
“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).
“Other Party” has the meaning ascribed to such term in Section 4.6.
“Owner Certificates” means the certificates of formation of the Owners and all amendments thereto listed on Exhibit J attached hereto.
“Owner Company Agreements” means the liability company agreements of the Owners and all amendments thereto listed on Exhibit J attached hereto.

“Owner Organizational Documents” means the Owner Certificates, Owner Company Agreements and other documents listed on Exhibit J attached hereto.
“Permitted Exceptions” has the meaning ascribed to such term in Section 6.3.
“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Property” means all of the Owners’ right, title and interest in and to the equipment, appliances, tools, supplies, machinery, artwork, sculptures, furnishings and other tangible personal property attached to, appurtenant to, located in and/or used exclusively in connection with the ownership or operation of the Improvements owned by the Owners, but specifically excluding (i) any items of personal property owned by Tenants of the Improvements, (ii) any items of personal property owned by third parties and leased to the Owners, and (iii) any items of personal property owned or leased by the Owners’ property manager, and (iv) all other Reserved Company Assets.
“Proceeding Notice” has the meaning ascribed to such term in Section 7.4(g)(i).
“Project” means the development under construction on the Development Property.
“Project Budget” means the budget for completing the Project, a copy of which is attached hereto as Exhibit T. The Project Budget shows the budgeted costs remaining to be expended to complete the Project as of the Effective Date.
“Project Documents” means the Construction Contracts, Development Management Agreement, architects, engineers, and other design contracts, the plans and specifications for the Project, the Project Budget, the Amazon Tenant Lease, and all other contracts with consultants or otherwise pertaining to the Project.
“Property” means each of the Existing Property and the Development Property, together with, as to each of the Existing Property and the Development Property, all of the Owners’ right, title and interest in and to all of the following: (i) the Real Property; (ii) the Improvements; (iii) the Personal Property; (iv) the Tenant Leases and, subject to the terms of the respective applicable Tenant Leases, the Tenant Deposits; (v) the Service Contracts; (vi) the Intangible Personal Property; and (vii) the Licenses and Permits.
“Properties” means one or more Property.
“Property Approval Period” shall have the meaning ascribed to such term in Section 5.4.

“Proration Items” has the meaning ascribed to such term in Section 10.4(a).
“Purchase Price” has the meaning ascribed to such term in Section 3.1.
“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 16.3(a).
“Purchaser Person” has the meaning ascribed to such term in Section 8.2(e).
“R&W Insurer” has the meaning ascribed to such term in Section 3.4(a).
“R&W Insurance Policy” has the meaning ascribed to such term in Section 3.4(a).
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.
“Real Estate Investment Trust” has the meaning ascribed to such term in Section 8.1(c)(v).
“Real Property” means those certain parcels of or interests in the real property located at 355 110th Avenue, 10885 NE 4th Avenue, and 320 108th Avenue NE, Bellevue, Washington, as more particularly described on Exhibit A attached hereto, together with all of the Owners’ right, title and interest, if any, in and to the appurtenances pertaining thereto, including the Owners’ right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Receiving Party” has the meaning ascribed to such term in Section 7.4(h)(i).
“Receiving Party Notice” has the meaning ascribed to such term in Section 7.4(h)(i).
“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).
“Reporting Person” has the meaning ascribed to such term in Section 4.10(a).
“Required Permits” has the meaning ascribed to such term in Section 8.1(a)(xv).
“Reserved Company Assets” shall mean the following assets of the Seller, Target and the Owners as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund relating to a period prior to the Closing to the extent not already reflected by an increase in the Purchase Price as an adjustment therefrom, including any real estate tax refund (subject to the prorations and obligations hereinafter set forth) (less, in each case, any costs or expenses (including Taxes) incurred in connection with such refund), bank accounts, claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of the Seller, the Target, and/or the Owners or their direct or indirect partners, members, shareholders or affiliates, any refund in connection with termination of the Owners’ existing insurance policies, all contracts (other than Leases of the Improvements) between the Owners and any law firm, accounting firm, property manager, leasing agent, broker, environmental consultants and other consultants and appraisers entered into prior to the Closing, any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of the Seller, Target and/or the Owners), any contracts with Affiliates of Seller for the provision of proprietary information, material or services, excluding the Development Management Agreement, the internal books and records of the Owners relating, for example, to contributions and distributions prior to the Closing, any software, the names “Hines”, “Hines Interests Limited Partnership”, and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Properties or any other real property, and any other intangible property that is not used exclusively in connection with the Properties. Without limiting the foregoing, all assets of Summit TRS are Reserved Company Assets.
“Securities Act” has the meaning ascribed to such term in Section 8.2(h)(i).
“Seller” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Seller Cost Overruns” means a Cost Overrun other than a Cost Overrun arising from an Excluded Event.
“Seller Delay Costs” means Delay Costs other than a Delay Cost arising from an Excluded Event.
“Seller Entities” means, collectively, Seller, the Target and the Owners.
“Seller Indemnified Parties” has the meaning ascribed to such term in Section 16.3(a).
“Seller Person” has the meaning ascribed to such term in Section 8.1(a)(xii).
“Seller Released Parties” has the meaning ascribed to such term in Section 5.6(a).
“Service Contracts” means all of the Owners’ right, title and interest in service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating to the Real Property, Improvements or Personal Property owned by the Owners and under which the Owners are currently paying for services rendered in connection with the Property, as listed and described on Exhibit B attached hereto, together with all commission agreements listed on Exhibit D attached hereto, and together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1(e). Service Contracts with Hines Affiliates for proprietary services or property management services will be terminated prior to Closing at Seller’s sole cost and expense. Service Contracts do not include the Development Management Agreement, which will continue after, and not be terminated, at Closing.
“Significant Portion” means damage by fire or other casualty (or loss of value due to condemnation or eminent domain proceedings) to a Property or a portion thereof (i) requiring repair costs (or resulting in a loss of value) in excess of an amount equal to two percent (2%) of the Purchase Price as such repair costs or loss of value calculation is reasonably estimated by a qualified third party selected by Seller and reasonably approved by Purchaser, (ii) which gives rise to a right to terminate a Tenant Lease by any Major Tenant, unless such Major Tenant shall have waived such right in writing for the benefit of Owners, or (iii) in the case of a condemnation or eminent domain proceedings, a portion of the Property which renders the remainder thereof permanently non-compliant with applicable Laws, all in accordance with the terms of Section 9.2.
“Summit TRS” has the meaning ascribed to such term in the Recitals.
“Summit TRS Certificate” means the certificate of incorporation and all amendments thereto listed on Exhibit J attached hereto.
“Summit TRS Organizational Documents” means the Summit TRS Certificate, all amendments thereto, and the other documents listed on Exhibit J attached hereto.
“Survival Period” has the meaning ascribed to such term in Section 16.1(b).
“Target Certificate” means that certain certificate of formation of the Target and all amendments thereto listed on Exhibit J attached hereto.
“Target Company Agreement” has the meaning ascribed to such term in the Recitals.
“Target Organizational Documents” means the Target Certificate, the Target Company Agreement, and other documents listed on Exhibit J attached hereto.
“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, occupancy, license, excise, franchise, employment, payroll, estimated, unemployment, escheat and unclaimed property obligations, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, built-in gains taxes, prohibited transaction taxes and all other taxes described in Code Section 857(b), or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Authority.
“Tax Representations” means the representations and warranties made by Seller in Section 8.1(c).

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return or claim for refund.
“Tenant Deposits” means all security deposits, paid or deposited by the Tenants to the Owners, as landlord, or any other person on the Owners’ behalf pursuant to the Tenant Leases, which have not been applied to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants). “Tenant Deposits” shall also include all non-cash security deposits, such as letters of credit.
“Tenant Leases” means the following pertaining to the Improvements: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto) entered into on or prior to the Effective Date, to the extent identified on Exhibit F-1 hereto, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements entered into after the Effective Date, and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date, and, as to (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.
“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7.
“Tenants” means all persons or entities leasing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 4.6, 4.7, 5.2, 5.3, 5.5, 5.6, 7.3, 11.1, 12.1, 13.3, 14.1, 15.1, Article XIII and Article XVII.
“Third Party” has the meaning ascribed to such term in Section 16.3(c).
“Third Party Claims” has the meaning ascribed to such term in Section 16.3(c).
“Third Party Tort Claims” means any claims, suits or causes of action for personal injury or damage to property brought or filed against the Owners by any person or entity other than by Owners or their Affiliates, or the respective officers, directors, partners, members, owners, employees or agents of any of the foregoing; provided, however, the term “Third Party Tort Claims” shall expressly and exclusively exclude any claims, suits or causes of action that are (i) contractual, (ii) which arise as a result of uninsured acts or omissions of the Owners, and/or (iii) that are asserted against the Owners by any taxing authority in respect of underpayment of income, franchise, doing business or other entity level taxes (such excluded claims are hereinafter referred to as “Non-Tort Claims”).

“Title Commitment” has the meaning ascribed to such term in Section 6.2(a).
“Title Company” means (i) Chicago Title Insurance Company, at its offices located at 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Kristi Covey, Escrow Manager, Telephone No.: (972) 764‑1456, Email: Kristi.covey@ctt.com, which shall act as one 50% co-insurer and escrow and closing agent, and (ii) Commonwealth Land Title Insurance Company, National Commercial Services, at its offices located at 2398 E. Camelback Road, Suite 230, Phoenix, Arizona 85016, Attn: Michael Zotika, Assistant Vice President/Sr. National Commercial Escrow Officer, Telephone No.: (602) 287-3563, Email: mzotika@cltc.com.
“Title Policy” has the meaning ascribed to such term in Section 6.3.
“To Seller’s Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of Andy Albrecht (Managing Director - Asset Manager for the Owners’ property manager) and Ty Bennion (the property manager’s Senior Managing Director), without any independent investigation or inquiry whatsoever. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any personal representations or warranties hereunder, and no recourse shall be had to such individuals for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals, some of which are not employees of Seller, but are employees of the third-party manager for the Property).
“Updated Survey” has the meaning ascribed to such term in Section 6.1.
“Units” has the meaning ascribed to such term in the Target Company Agreement and includes each unit of membership interest in the Target.
Section 1.2    References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. By their respective execution hereof, upon the terms and subject to the conditions of this Agreement, at Closing Seller hereby agrees to sell and assign to Purchaser, free and clear of all Encumbrances other than those expressly set forth in the Target Organizational Documents or this Agreement or created by Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, all right, title, and interest in and to the Common Interest.
ARTICLE III
CONSIDERATION

Section 3.1    Purchase Price. The purchase price for the Common Interest (the “Purchase Price”) will be $756,000,000.00 in lawful currency of the United States of America, payable as provided in Section 3.3.
Section 3.2    Assumption of Obligations.
(a)    As additional consideration for the purchase and sale of the Common Interest, effective as of Closing, Purchaser will be deemed to have, and, by virtue of closing the purchase of the Common Interest, Purchaser shall have, assumed and agreed to perform, pay or discharge, as applicable, the liabilities, duties, covenants, debts, obligations and responsibilities allocable to the Common Interest, in each case, which first arise or accrue on or after the Closing Date other than as a result of Seller’s breach of any of its representations, warranties and/or covenants contained herein. Effective as of Closing, Purchaser will be deemed to have, and by virtue of closing its purchase of the Common Interest, Purchaser shall have, agreed to indemnify and hold Seller harmless from and against any and all Damages actually incurred by Seller by reason of the failure of Purchaser to perform its obligations pursuant to this Section 3.2(a). The provisions of this Section 3.2(a) shall fully survive the Closing without limitation and shall not be deemed merged into any of the Closing Documents. As of the Closing Date, Purchaser further agrees to and does hereby indemnify, defend and hold harmless Seller from any actual loss, cost, claim, liability, expense or demand of whatever nature resulting from the Owners’ failure to perform any obligations, agreements or covenants due by it under the Service Contracts, Tenant Leases, Licenses and Permits first arising or accruing on and after the Closing Date, in each case other than as a result of Seller’s breach of any of its representations, warranties and/or covenants contained herein.
(b)    Effective as of Closing, and subject in all events to the provisions of this Section 3.2 and Article XVI, Seller will be deemed to have, and, by virtue of closing the sale of the Common Interest, Seller shall have, agreed to indemnify and hold Purchaser harmless from and against Damages actually incurred or suffered by Purchaser (i) by reason of Third Party Tort Claims that first arose or accrued prior to the Closing Date to the extent such Third Party Tort Claims are not covered by the insurance then being maintained with respect to the Property; (ii) by reason of any liability of the Owners that first arose or accrued prior to the Closing Date under any agreement or contract to which the Owners were a party, and by which it was bound, which agreement or contract was or should have been, pursuant to the terms of this Agreement, terminated prior to the Closing Date; and (iii) resulting from the Owners’ failure to perform any obligations, agreements or covenants due by it under the Service Contracts or Tenant Leases first arising or accruing prior to the Closing Date. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 3.2(b), Seller’s obligations under this Section 3.2(b) shall not apply to any claims which (i) are based on any matter which is identified in this Agreement (including the Exhibits hereto) as an exception or qualification to any representation or warranty of Seller set forth in this Agreement, or in any estoppel certificates delivered to Purchaser at or prior to Closing pursuant to this Agreement; (ii) are based on a liability which was expressly taken into account as a Closing adjustment pursuant to Section 10.4 (and then only to the extent so taken into account), and/or (iii) are based on any claims expressly assumed or expressly waived pursuant to this Agreement, including any claims pertaining to the physical or environmental condition of the Properties.

Section 3.3    Method of Payment of Purchase Price. No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4 and any credit for the Earnest Money Deposit being applied to the Purchase Price), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 12:00 p.m. Pacific time on the Closing Date: (a) Purchaser will direct the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available federal funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.4 and any credit for the Earnest Money Deposit being applied to the Purchase Price), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Seller will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.
Section 3.4    Representation and Warranty Insurance Policy.
(a)    Prior to the Effective Date, Purchaser has obtained a binding commitment for a representations and warranties insurance policy (together with any related excess policies, the “R&W Insurance Policy”) for the benefit of Purchaser by one or more insurance carriers selected by Purchaser (“R&W Insurer”), which binding commitment is attached hereto as Exhibit U to insure the Purchaser Indemnified Parties against certain Losses resulting from a breach of the representations and warranties of Seller set forth in this Agreement and/or the Closing Documents (“Insured R&W Matters”). All premiums, fees, commissions, taxes, costs and expenses of such R&W Insurance Policy will be borne by Purchaser.
(b)    In connection with the foregoing, Seller has caused and will continue to cause Target and Owners to provide such reasonable cooperation to Purchaser and R&W Insurer as reasonably requested thereby, including providing customary documentation required by the R&W Insurer.
ARTICLE IV
EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS
Section 4.1    Earnest Money Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deposit with the Title Company, in immediately available federal funds, the sum of $40,000,000.00 (the “Earnest Money Deposit”), which will be held in escrow by the Title Company pursuant to the terms of this Agreement. If Purchaser fails to deposit the Deposit within the time period described above, this Agreement shall automatically terminate. If Closing occurs, the Earnest Money Deposit shall be applied to the Purchase Price.
Section 4.2    Independent Consideration. Upon the execution hereof, Title Company shall pay to Seller from the Earnest Money Deposit the sum of One Hundred Dollars ($100.00) as independent consideration (the “Independent Consideration”) for Purchaser’s right to purchase the Common Interest and Seller’s execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein (including any reference to the return of the Earnest Money Deposit to Purchaser), Seller shall, in all events, retain the Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Purchaser and Seller hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Purchaser’s right to purchase the Common Interest and Seller’s execution, delivery, and performance of the Agreement, and that the loss of Purchaser’s ability to use the funds constituting the Earnest Money Deposit as provided in this Agreement constitutes further consideration therefor.
Section 4.3    Escrow Instructions. Article IV of this Agreement constitutes the escrow instructions of Seller and Purchaser to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.
Section 4.4    Documents Deposited into Escrow. On or before the Deposit Time, (a) Purchaser will cause the difference between the Purchase Price and the Earnest Money Deposit and interest thereon (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.3, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2, and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.3.
Section 4.5    Close of Escrow. When Purchaser and Seller have delivered the documents and funds required by Section 4.4, the Title Company will:
(a)    Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
(b)    Disburse to Seller, by wire transfer to Seller of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, consisting of the Purchase Price as adjusted in accordance with the provisions of this Agreement;
(c)    Issue to the Owners (or their nominees or designees) the Title Policy required by Section 6.3;
(d)    Deliver to Seller, in addition to Seller’s Closing proceeds, all documents deposited with the Title Company for delivery to Seller at the Closing; and

(e)    Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.
Section 4.6    Termination Notices. If at any time the Title Company receives a certificate of either Seller or of Purchaser (the “Certifying Party”) stating that: (a) the Certifying Party is entitled to receive the Earnest Money Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Title Company, then, the Title Company shall notify the Other Party in writing of the Title Company’s receipt of such Certificate. Unless the Title Company has then previously received, or receives within three (3) Business Days after such written notification to the Other Party of the Title Company’s receipt of the Certifying Party’s certificate, contrary instructions from the Other Party, the Title Company, within one (1) Business Day after the expiration of the foregoing three (3) Business Day period, will deliver the Earnest Money Deposit to the Certifying Party, and thereupon the Title Company will be discharged and released from any and all liability hereunder. If the Title Company receives contrary instructions from the Other Party within three (3) Business Days following such written notification to the Other Party of the Title Company’s receipt of said certificate, the Title Company will not so deliver the Earnest Money Deposit, but will continue to hold the same pursuant hereto, subject to Section 4.7.
Section 4.7    Joint Indemnification of Title Company; Conflicting Demands on Title Company. If this Agreement or any matter relating hereto (other than the Title Commitment or the Title Policy) becomes the subject of any litigation or controversy, Purchaser and Seller jointly and severally, will hold Title Company free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof other than as a result of Title Company’s negligence or willful misconduct. In the event conflicting demands are made or notices served upon Title Company with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Title Company will be entitled to file a suit in interpleader and to obtain an order from the court requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Earnest Money Deposit into the registry of the court, the Title Company will be fully released and discharged from any further obligations imposed upon it by this Agreement after such deposit.
Section 4.8    Maintenance of Confidentiality by Title Company. Except as may otherwise be required by Law or by this Agreement, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance.
Section 4.9    Investment of Earnest Money Deposit. Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond the Closing Date, or (b) an interest-bearing account at a commercial bank mutually acceptable to Seller,

Purchaser and Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Earnest Money Deposit as provided in Article XIII, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income until such time as Seller is entitled to the Earnest Money Deposit pursuant to this Agreement. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrued on the Earnest Money Deposit.
ARTICLE V
INSPECTION
Section 5.1    Entry and Inspection.
(a)    Through the earlier of the end of the Property Approval Period or the termination of this Agreement, Purchaser and its agents, representatives, contractors and consultants shall inspect and investigate the Properties and shall conduct such tests, evaluations and assessments of the Properties as Purchaser deems necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Common Interest and the consummation of the transaction contemplated by this Agreement. Subject to the provisions of this Section 5.1 and subject to the obligations set forth in Section 5.3 below, Seller will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right to enter upon the Real Property and Improvements at all reasonable times, during normal business hours, to perform inspections of the Properties and communicate with Tenants and service providers; provided, however, Purchaser shall not have the right to communicate with Tenants unless interviews and communications are coordinated through Seller and Seller shall have the right to participate in any such communications. Purchaser will provide to Seller written notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property or Improvements at least twenty-four (24) hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. At Seller’s option, Seller may be present for any such entry, inspection and communication with any Tenants and service providers. Purchaser shall have the right to conduct a Phase I Environmental Assessment to the extent the same is to be completed by a reputable, bonded and insured consultant licensed in the State in which the Property is located carrying the insurance required under Section 5.3 below; provided, however, that no physical or invasive testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property without Seller’s specific prior written consent, which consent may be withheld, delayed or conditioned in Seller’s sole and absolute discretion; and provided, further, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as existed immediately before any such borings or other disturbances were undertaken.
(b)    Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement (so long such communications can be conducted without disclosing that a sale of the Common Interest or the Properties is contemplated); provided, however, Purchaser, except with respect to routine requests for information, shall provide Seller at least forty-eight (48) hours prior written notice of Purchaser’s intention to communicate with any Authorities and Seller shall have the right to participate in any such communications.
Section 5.2    Document Review.
(a)    Seller has made available, either via electronic virtual data room, by delivery of materials to Purchaser’s representatives, by access to the Title Company’s data room, or by being made available at the office of each Property’s property manager, the following, to the extent in Seller’s possession or control, to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis and verification: (i) all existing environmental reports and studies of the Properties issued on behalf of Seller, the Target, or the Owners; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the three (3) years preceding the Effective Date; (iii) the Owners’ most currently available rent roll; (iv) operating statements and rent rolls for the stub period of the current calendar year plus the prior two calendar years; (v) copies of Tenant Leases, Service Contracts, and Licenses and Permits; (vi) a current inventory of the Personal Property; (vii) engineering, mechanical and other drawings, blueprints and specifications and similar documentation relating to the Properties; (viii) the Target Organizational Documents and the Owner Organizational Documents; and (ix) such other written materials in Seller’s possession or control regarding the Properties as Purchaser may reasonably request (the materials described in causes (i) through (ix) above, are collectively, the “Documents”). Purchaser acknowledges that it has received copies of all the Tenant Leases listed on Exhibit F-2, and the Service Contracts listed on Exhibit B, including the commission agreements listed on Exhibit D (“Commission Agreements”). “Documents” shall not include (and Seller shall have no obligation to provide written materials requested by Purchaser that constitute) (1) any document or correspondence which would be subject to the attorney-client privilege or covered by the attorney work product doctrine; (2) any document or item which Seller, the Target, or the Owner are contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Properties for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller, the Target, the Owners, or their Affiliates to the extent relating to Seller’s valuation of the Properties, provided such materials that are otherwise deliverable pursuant to this Agreement shall not be withheld solely because they bear on the valuation of the Properties; (5) any appraisals of the Properties, whether prepared internally by the Seller, the Target, the Owners, or their Affiliates or externally; (6) any documents or items which Seller considers proprietary (such as Seller’s or the property managers’ operation manuals, software programs or other electronic media or services that are subject to licenses or other agreements that are personal to the Seller, the Target, the Owners, or the property manager); (7) organizational, financial and other documents relating to Seller or its Affiliates (other than evidence of due authorization and organization as may be required under this Agreement and other than such material relating to Target and/or Owners); or (8) any materials projecting or relating to the future performance of the Properties. Except for the representations expressly made in Section 8.1 hereof, Seller makes no other representation or warranty as to the accuracy or completeness of any of the Documents.

(b)    Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and shall be made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Common Interest. Prior to the Closing, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, consultants, advisors, lenders or investors (the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to Permitted Outside Parties, prior to the Closing the Documents will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who reasonably require such information in connection with the advice to Purchaser in connection with the feasibility of Purchaser’s acquisition of the Common Interest. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Owners and the Tenants or prospective tenants are proprietary and confidential in nature. Prior to the Closing, Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in Article XII and this Section 5.2. In permitting Purchaser and the Permitted Outside Parties to review the Documents or information to assist Purchaser, Seller, the Target, and the Owners have not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Purchaser shall be responsible for any breaches of confidentiality under this Agreement by any of the Permitted Outside Parties.
(c)    Purchaser shall promptly destroy all copies Purchaser has made (and computer files of same) of any Documents containing confidential information before or after the execution of this Agreement, not later than ten (10) Business Days following the time this Agreement is terminated for any reason, and, at Seller’s request, provide Seller with a certified notice of the completion of such destruction.
(d)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to the Owners’ ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by the Seller, the Target, the Owners, their Affiliates or any other person or entity). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.
Section 5.3    Entry and Inspection Obligations.
(a)    Purchaser agrees that in entering upon and inspecting or examining the Properties and communicating with any Tenants, Purchaser and the other Licensee Parties will not knowingly disturb the Tenants or unreasonably interfere with their use of the Properties pursuant to their respective Tenant Leases; unreasonably interfere with the operation and maintenance of the Properties; damage any part of the Properties or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to the Seller, the Target, the

Owners, or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Properties by reason of the exercise of Purchaser’s rights under this Article V; communicate with the Tenants or service providers except in accordance with this Article V; or reveal or disclose any information obtained concerning the Properties and the Documents to anyone outside Purchaser’s organization and the Permitted Outside Parties, and only in accordance with the confidentiality standards set forth in Section 5.2(b). Purchaser will: (i) maintain or cause those entering the Properties to maintain commercial general liability (occurrence) insurance in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) and on terms (including coverage for an “insured contract” with respect to the indemnity in Section 5.3(b)) satisfactory to Seller covering any accident arising in connection with the presence or activities of Purchaser or the other Licensee Parties on the Properties, and deliver to Seller a certificate of insurance verifying such coverage and the Seller, the Target, the Owners, and the property manager (Hines Interests Limited Partnership) being named as an additional insured on such coverage prior to entry upon the Properties; (ii) comply with all Tenant security processes and procedures with respect to which Purchaser is notified in advance, (iii) promptly pay when due the costs of all inspections, entries, samplings and tests conducted by Purchaser and/or any Licensee Parties and examinations done with regard to the Properties; and (iv) promptly restore the Properties to substantially their condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs. Nothing contained in this Section 5.3 shall be deemed or construed as Seller’s consent to any further physical testing or sampling with respect to the Properties after the Property Approval Period.
(b)    Purchaser hereby indemnifies, defends and holds Seller, the Target, the Owners and their members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, actual out-of-pocket costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party with respect to the Properties or any violation of the provisions of this Section 5.3; provided that the foregoing indemnity shall not apply to any claims, damages or other costs arising by virtue of the negligence or fault of any of the persons indemnified under the provisions of this Section or the mere discovery of any pre-existing condition at the Properties in connection with any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, but only to the extent such parties do not exacerbate such pre-existing condition.
(c)    Notwithstanding anything in this Agreement to the contrary, the Inspection Agreement shall not be merged into this Agreement at Closing or otherwise.
Section 5.4    Property Approval Period. Between the Effective Date and 5:00 p.m. (Pacific time) on the Contingency Date (the “Property Approval Period”), Purchaser shall have the right to review and investigate the Properties and the items set forth in Sections 5.1 and 5.2 above (collectively, the “Due Diligence Items”). Purchaser, in Purchaser’s sole and absolute discretion, may determine whether or not the Common Interest, the Target, the Owners, the Properties and the terms of the proposed R&W Insurance Policy are acceptable to Purchaser within the Property Approval Period. If Purchaser determines to proceed with the purchase of the Common Interest in accordance with this Agreement, then Purchaser shall, prior to 5:00 p.m. (Pacific time) on the Contingency Date, notify Seller in writing (an “Approval Notice”) that Purchaser has approved the matters described in Sections 5.1 and 5.2 above, which determination shall be made by Purchaser in its sole and absolute discretion. If Purchaser fails to timely deliver an Approval Notice pursuant to the foregoing, or otherwise elects prior to the expiration of the Property Approval Period not to proceed for any reason or no reason, this Agreement shall automatically terminate. Purchaser shall pay any cancellation fees or charges of Title Company, the Title Company shall promptly refund the Earnest Money Deposit to Purchaser, and except for Termination Surviving Obligations, which expressly survive termination of this Agreement, the parties shall thereafter have no further rights or obligations to one another under this Agreement. Notwithstanding anything to the contrary contained herein, including, without limitation, any references to the Property Approval Period and the Contingency Date, Purchaser acknowledges and agrees that as of the Effective Date, the Property Approval Period and the Contingency Date have expired and occurred, as applicable, and Purchaser’s execution of this Agreement shall be deemed to constitute Purchaser’s delivery of the Approval Notice referenced hereinabove for purposes of this Agreement and a waiver of any right to terminate this Agreement pursuant to this Section 5.4.
Section 5.5    Sale “As Is”. THE PROVISIONS OF THIS SECTION 5.5 ARE SUBJECT TO AND LIMITED BY SECTION 8.1, SECTION 11.1 AND THE OTHER EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED (OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE PROPERTY APPROVAL PERIOD) ITS OWN INDEPENDENT EXAMINATION OF THE COMMON INTEREST, THE OWNERS, AND THE PROPERTIES. OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN SECTION 8.1 HEREOF (AS MAY BE LIMITED HEREIN, INCLUDING BY SECTION 16.1 OF THIS AGREEMENT), BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.5 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND, EXCEPT AS SET FORTH IN SECTION 8.1 HEREOF, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE COMMON INTEREST, THE OWNERS, AND THE PROPERTIES, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF

PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE COMMON INTEREST, THE OWNERS, ANY REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE COMMON INTEREST, THE OWNERS, THE PROPERTIES OR THE TENANTS AND (G) THE COMPLIANCE OR LACK THEREOF OF THE COMMON INTEREST, THE OWNERS, ANY REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS (INCLUDING, WITHOUT LIMITATION, ALL LAWS AND REGULATIONS PERTAINING TO ENVIRONMENTAL MATTERS), IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN SECTION 8.1 HEREOF (AS LIMITED BY SECTION 16.1 OF THIS AGREEMENT), THE COMMON INTEREST, THE OWNERS, AND, INDIRECTLY, THE PROPERTIES WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Common Interest, the Owners, and indirectly, the Properties. Upon expiration of the Property Approval Period and if this Agreement has not been terminated in accordance with its terms, Purchaser shall be deemed to have conducted such inspections, investigations and other independent examinations of the Common Interest, the Owners, the Properties and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Seller (excluding the limited specific matters represented by Seller herein as limited by Section 16.1 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and, except as set forth in this Agreement, Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, except to the extent of representations and warranties expressly set forth in this Agreement, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Common Interest, the Owners, and the Properties. Purchaser acknowledges and agrees that upon Closing, except to the extent of representations and warranties expressly set forth in this Agreement, Seller will sell and convey to Purchaser, and Purchaser will accept the Common Interest, the Owners, and, indirectly, the Properties, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Common Interest,, the Owners, or the Properties, by Seller, an Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Common Interest, the Owners, or the Properties furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the

Common Interest, the Owners, or the Properties. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Common Interest to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 will expressly survive the Closing and will not merge with the provisions of any Closing Documents.
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Purchaser Initials
Section 5.6    Purchaser’s Release of Seller.
(a)    Seller Released From Liability. Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling persons and Affiliates, except for Seller’s obligations expressly set forth in this Agreement, hereby releases Seller, and Seller’s Affiliates and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, penalties, fines, suits, demands, actions, losses, damages, expenses, causes of action, proceedings, judgments, executions, costs of any kind or nature whatsoever and claims (collectively, “Claims”) arising out of or related to any matter or any nature relating to the Common Interest and the Properties or their condition (including the presence in the soil, soil gas, air, structures and surface and subsurface waters, of any Hazardous Substances or any chemical, material or substance that may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and/or that may need to be specially treated, handled and/or removed from the Properties under current or future federal, state and local Laws, regulations or guidelines, any latent or patent construction defects, errors or omissions, compliance with Law matters, any statutory or common Law right Purchaser may have for property damage Claims, bodily injury Claims, contribution or cost recovery Claims or any other Claims under Environmental Laws and/or to receive disclosures from Seller, including, without limitation, any disclosures as to the Properties’ location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Properties, its financial viability, use of operation, or any portion thereof), valuation, salability or utility of the Properties, or their suitability for any purpose. Without limiting the foregoing, Purchaser specifically releases Seller and the other Seller Released Parties from any claims Purchaser may have against Seller and/or the other Seller Released Parties now or in the future arising from the environmental condition of the Properties or the presence of Hazardous Substances or contamination on or emanating from the Properties, including any rights of contribution or indemnity.
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Purchaser Initials
(b)    Purchaser’s Waiver of Objections. Purchaser acknowledges that it has (or shall have prior to the expiration of the Property Approval Period) inspected the Common Interest, the Owners, and the Properties, observed the physical characteristics and existing conditions of the Properties and had the opportunity to conduct such investigations and studies on and off said Properties and adjacent areas as it deems or deemed necessary, and Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common Law and any private right of action under CERCLA, RCRA or any other state and federal Law to which the Properties are or may be subject, including any rights of contribution or indemnity) against Seller, its Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Properties or related to prior uses of the Properties.
(c)    Purchaser Assumes Risks of Change in Laws. Purchaser further hereby assumes the risk of changes in applicable Laws relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Common Interest, the Owners, and the Properties, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.
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Purchaser Initials

(d)    Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to cause the Owners to purchase flood insurance in order to obtain a loan secured by the Real Property from a federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Seller shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey. Prior to the Effective Date, Seller has, at its own cost, delivered to Purchaser a recent ALTA/NSPS survey of the Real Property and Improvements prepared by PACE Engineers (the “Updated Survey”), which Purchaser shall have the right, at its cost and expense, to have further updated and/or recertified.
Section 6.2    Title and Survey Review.
(a)    Prior to the Effective Date, Purchaser has caused the Title Company to furnish or otherwise make available to Purchaser a preliminary title commitment for the Real Property (the “Title Commitment”), and copies of all underlying title documents described in the Title Commitment. Purchaser has unconditionally approved of the condition of title as reflected in the Proforma Policy attached hereto as EXHIBIT W (the “Proforma Policy”) to the Properties as of the Effective Date of the Title Commitment and as of the date of the Updated Survey, subject to the Purchaser’s right to object to New Exceptions and Seller’s obligations set forth in Section 6.2(c).

(b)    Purchaser may, at or prior to Closing, notify Seller in writing (the “Gap Notice”) of any objections to title (i) raised by the Title Company between the expiration of the Property Approval Period and the Closing, (ii) not disclosed in writing by the Title Company to Purchaser prior to the expiration of the Property Approval Period or set forth on the Updated Survey, (iii) not disclosed in writing by Seller to Purchaser and the Title Company prior to the expiration of the Property Approval Period and (iv) causes a loss or damage greater than $250,000.00 (“New Exceptions”); provided that Purchaser must notify Seller of any objection to any such New Exception prior to the date which is the earlier to occur of (x) three (3) Business Days after being made aware of the existence of such New Exception and (y) the Closing Date. If Purchaser fails to deliver to Seller a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Seller will have two (2) Business Days from the receipt of Purchaser’s notice (and, if necessary, Seller may extend the Closing Date to provide for such two (2) Business Day period and for two (2) Business Days following such period for Purchaser’s response), within which time Seller may, but is under no obligation to, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions (which shall be reasonably satisfactory to Purchaser), or commit to remove of record or otherwise obtain affirmative insurance (which shall be satisfactory to Purchaser in its sole and absolute discretion if covering title matters (individually or in the aggregate) in excess of $1,000,000) over the same at or prior to Closing. If, within the two (2) Business Day period, Seller does not remove or otherwise obtain such affirmative insurance over the objectionable New Exceptions, then Purchaser may terminate this Agreement upon delivering a notice terminating this Agreement to Seller in accordance with Section 5.4 no later than the earlier to occur of (x) the date two (2) Business Days following expiration of the two (2) Business Day cure period or (y) the Closing Date, in which case Purchaser shall be entitled to return of the Earnest Money Deposit. If Purchaser fails to terminate this Agreement in the manner set forth above, the New Exceptions (except those Seller has removed or otherwise affirmatively insured over, or committed to do the same as set forth above) will be included as Permitted Exceptions.
(c)    Notwithstanding any provision of this Section 6.2 or Section 6.3 to the contrary, Seller will be obligated to cure exceptions to title to the Real Property and Improvements relating to (i) liens and security interests securing any loan to the Owners, and (ii) any other liens or security interests created by documents executed by the Owners to secure monetary obligations or liens or claims of liens for work, service, labor or materials performed or supplied by, for or on behalf of Seller, Target, or Owners prior to the Closing Date and for which Purchaser is not receiving a credit at Closing pursuant to this Agreement, other than liens for ad valorem taxes and assessments not yet delinquent for the current calendar year (collectively, the “Must-Cure Matters”). For the avoidance of doubt, in no event shall Must-Cure Matters constitute Permitted Exceptions under this Agreement; provided that the Construction Contracts and the rights of the Contractor to file mechanics liens are Permitted Exceptions to the extent of amounts credited to Purchaser against the Purchase Price at Closing. In no event will Seller be obligated to cure or remove any liens or claims of liens for work, service, labor or materials performed or supplied by, for or on behalf of any Tenant.
Section 6.3    Title Insurance. At the Closing, the Title Company shall issue to the Owners (or their nominees or designees) on behalf of Purchaser an ALTA extended coverage Owner’s Policy of Title Insurance (the “Title Policy”) with liability in the amount of the Purchase Price, showing title to the Real Property vested in the Owners, in the form of the Proforma Policy and subject only to: (i) the pre-printed standard exceptions in such Title Policy, (ii) exceptions approved or deemed approved by Purchaser pursuant to Section 6.2, (iii) the rights of tenants, as tenants only, under Tenant Leases, (iv) any taxes and assessments for the year of Closing and for any other year if not yet due and payable as of the Closing, (v) all matters shown on the Updated Survey, or any updates thereto, to the extent permitted herein, (vi) any liens or claims of liens for work, service, labor or materials performed or supplied by, for or on behalf of any Tenant, (vii) any liens or claims of liens under the Construction Contracts but only to the extent of amounts credited to Purchaser against the Purchase Price at Closing, and (ix) any exceptions arising from Purchaser’s actions (collectively, the “Permitted Exceptions”). It is understood that Purchaser may request a number of endorsements to the Title Policy, but the issuance of any such endorsements shall not be a condition to Closing.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS
Section 7.1    Interim Operating Covenants. Seller will cause the Target, and cause Target to cause Summit TRS and/or the Owners, as applicable, to, from the Effective Date until Closing:
(a)    Operations. Continue to operate, manage and maintain the Improvements in the ordinary course of the Owners’ business and in accordance with the Owners’ present practice, subject to ordinary wear and tear and Article IX.
(b)    Maintain Insurance. Maintain fire and extended coverage insurance on the Improvements which is at least equivalent in all material respects to the Owners’ insurance policies covering the Improvements as of the Effective Date.
(c)    Personal Property. Not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof in accordance with the Owners’ past and customary practice. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be new and of equal or better quality of the item of Personal Property being replaced.
(d)    Leases. Not enter into any new lease or any amendments, expansions or renewals of Tenant Leases, or terminate any Tenant Lease, without the prior written consent of the material terms thereof by Purchaser, which consent will not be unreasonably withheld, delayed or conditioned; provided nothing herein shall be deemed to require Purchaser’s consent to any expansion or renewal which the Owners, as landlord, are required to honor pursuant to any Tenant Lease.
(e)    Service Contracts. Not enter into, or renew the term of, any service contract, other than in the ordinary course of business, unless such service contract is terminable on thirty (30) days (or less) prior notice without penalty or unless Purchaser consents thereto in writing, which approval will not be unreasonably withheld, delayed or conditioned.
(f)    Notices. To the extent received by the Seller, the Target, or the Owners, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations affecting the Property, and any other material notices under any Material Contracts or the Construction Contracts.
(g)    Encumbrances. Without Purchaser’s prior approval in its sole discretion, not voluntarily subject the Properties to any additional liens, encumbrances, covenants or easements, which would not constitute Permitted Exceptions, unless released of record prior to Closing at Seller’s sole cost and expense.
(h)    Organizational Documents. Not (i) amend or otherwise modify the Target Organizational Documents, the Summit TRS Organizational Documents, or the Owner Organizational Documents unless Seller first obtains Purchaser’s prior written consent; (ii) admit any new members to the Target (other than the admission of any new Class A Members, so long as the aggregate number of Class A Members in the Target does not exceed 125 Class A Members); provided Seller will provide Purchaser copies of all offering materials for Class A Units; (iii) cause, consent to, or knowingly permit the issuance by Summit TRS or the Owners of any additional ownership interests or the admission by Summit TRS or the Owners of any additional member; or (iv) cause, consent to, or knowingly permit the creation of any new subsidiary beneath the Target, Summit TRS, or the Owners.
(i)    Owners Tax Treatment. Not cause, consent to or knowingly permit any filing, election or other action that would (A) cause either Owner to be treated as a corporation for federal, state, or local income tax purposes or (B) cause the Target to cease to be treated as a corporation and a Real Estate Investment Trust for federal, state, or local income tax purposes, and not make, rescind, or revoke any income or other material Tax election (other than, with respect to income tax elections, depreciation or immaterial elections made in the ordinary course consistent with past practice of the Target), settle or compromise any Tax liability, make any change in any method of Tax accounting or Tax accounting practice or policy, amend any Tax Return, or consent to or waive any statute of limitations with respect to Taxes.
(j)    Real Estate Investment Trust. For that portion of its taxable year in which the Closing occurs which ends on the Closing Date, cause the Target to be organized, owned and operated in such a manner so as to cause the Target to qualify as a Real Estate Investment Trust, determined as if such taxable year ended on the Closing Date.
(k)    Construction Contracts; Change Orders. Cause the construction of the improvements on the Development Property pursuant to the Construction Contracts to continue in accordance with such Construction Contracts and the Project Budget and consistent with past practice. Not to enter into any material amendment to a Construction Contract or any change order under any Construction Contract unless Purchaser consents thereto, which consent shall not be unreasonably withheld prior to the expiration of the Contingency Period, and may be withheld in Purchaser’s sole and absolute discretion thereafter.
Whenever in this Section 7.1 Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within three (3) Business Days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, if Purchaser fails to notify

Seller of its approval within said three (3) Business Day period, Purchaser shall be deemed to have approved same.
Section 7.2    Tenant Lease Estoppels; Construction Documents and Development Agreement Estoppels. It will be a condition to Closing that Seller obtains and delivers to Purchaser, no later than three (3) Business Days prior to the Closing Date, the following:
(a)    from each Tenant listed on Exhibit C-1 (“Major Tenants”), and from such other Tenants leasing space at the Improvements, which when added to the Major Tenants aggregates at least eighty percent (80%) of the rentable square footage leased at the Improvements, executed Acceptable Estoppel Certificates. “Acceptable Estoppel Certificates” are estoppel certificates in substantially the form of the estoppel certificate attached hereto as Exhibit C-2, dated no earlier than thirty (30) days prior to the Closing Date, which shall not contain any material modifications or inconsistencies with respect to the rent roll and the Tenant Leases and which shall not disclose any alleged monetary default or material non-monetary default or unfulfilled material non-monetary obligation on the part of the landlord not previously disclosed in writing to Purchaser on or prior to the Contingency Date; provided that an estoppel certificate executed by a Tenant either: (x) in the form prescribed by its Tenant Lease or (y) with respect to a regional or national Tenant, in the standard form generally used by such Tenant, shall each constitute an Acceptable Estoppel Certificate if it is otherwise consistent with this Section 7.2(a) and the factual information contained in the estoppels distributed to such Tenants pursuant to the provisions of this Section 7.2(a). Without limiting the foregoing, the form of estoppel certificate attached hereto as Exhibit C-3 with respect to the Amazon Tenant Lease shall be deemed an acceptable form of estoppel certificate. Notwithstanding anything contained herein to the contrary, so long as Seller delivers estoppel certificates along with requests that they be executed to each Tenant, in no event shall Seller’s failure to obtain the required number of acceptable estoppel certificates in accordance with the provisions of this Section 7.2(a) constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain Acceptable Estoppel Certificates shall be to terminate this Agreement and receive a refund of the Earnest Money Deposit. Prior to delivery of the forms of estoppel certificates to the Major Tenants (but not any other Tenants), Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as Exhibit C-2 or such forms as required by the applicable Major Tenant Tenant Lease and containing the information contemplated thereby, for only Major Tenants. Within two (2) Business Days following Purchaser’s receipt thereof, Purchaser will send to Seller notice either (i) approving such forms as completed by Seller or (ii) setting forth in detail all changes to such forms which Purchaser reasonably believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Seller will make such changes to the extent Seller agrees such changes are appropriate, except that Seller will not be obligated to make any changes which request more expansive information than is contemplated by Exhibit C-2 or the form required by the applicable Major Tenant Tenant Lease. Purchaser’s failure to respond within such two (2) Business Day period shall be deemed approval of such estoppel certificate.
(b)    From JTM Construction, Inc. under the Construction Contracts to which they are a party, and from the Development Manager under the Development Management Agreement executed Acceptable Development Estoppel Certificates. “Acceptable Development Estoppel Certificates” are estoppel certificates in substantially the form of the estoppel certificate attached hereto as Exhibit C-4, and Exhibit C-5 dated no earlier than thirty (30) days prior to the Closing Date, which shall not contain any material modifications or inconsistencies with respect to the budget, timelines and other information and documents provided with respect to the Project Documents prior to the Contingency Date and which shall not disclose any alleged monetary default or material non-monetary default or unfulfilled material non-monetary obligation on the part of the Development Property not previously disclosed in writing to Purchaser on or prior to the Contingency Date. Notwithstanding anything contained herein to the contrary, so long as Seller delivers the estoppel certificate to JTM Construction, Inc. along with a request that it be executed, in no event shall Seller’s failure to obtain the required Acceptable Development Estoppel Certificate from JTM Construction, Inc. in accordance with the provisions of this Section 7.2(b) constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain the required number of Acceptable Development Estoppel Certificate from JTM Construction, Inc. shall be to terminate this Agreement and receive a refund of the Earnest Money Deposit.
Section 7.3    OFAC. Pursuant to United States Presidential Executive Order 13224 (“Executive Order”), Seller is required to ensure that they do not transact business with persons or entities determined to have committed, or to pose a risk of committing or supporting, terrorist acts and those persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the United States Office of Foreign Assets Control (“OFAC”), 31 C.F.R. Chapter V, Appendix A, as in effect from time to time (as to (i) and (ii), a “Blocked Person”). If Seller learns that Purchaser is, becomes, or appears to be a Blocked Person, Seller may delay the sale contemplated by this Agreement pending its conclusion of its investigation into the matter of Purchaser’s status as a Blocked Person. If Seller determines that Purchaser is or becomes a Blocked Person, Seller shall have the right to immediately terminate this Agreement and take all other actions necessary, or in the opinion of Seller, appropriate to comply with applicable Laws and Purchaser shall receive a return of the Earnest Money Deposit.
Section 7.4    Tax Covenants.
(a)    Treatment of Transaction. Purchaser and Seller shall treat and report the purchase and sale of the Common Interest at the Closing contemplated herein on all tax returns and in all proceedings involving any federal, state or local tax authorities as a purchase and sale of the Common Interest and not as a purchase of the Properties from, or equity interests in, the Owners, except as may be required by a “determination” as defined in Section 1313(a) of the Code.
(b)    Continuing Compliance with Real Estate Investment Trust Qualification Requirements.
(i)    For the period beginning on the Closing Date and ending on the earlier of: (A) January 1, 2020; and (B) the date on which the Target is liquidated for tax purposes (the shorter of such periods is referred to as the “Closing Post-Acquisition Period”), Purchaser will cause the Target to continue to be organized and operated in conformity with the requirements for qualification and taxation as a Real Estate Investment

Trust; provided that the representations and warranties of Seller set forth in Section 8.1(c)(v) (and any other Tax Representation the inaccuracy of which adversely affects the status of Target as a Real Estate Investment Trust) are true and correct at the Closing and no changes in the applicable Laws have occurred that would prevent the Target from qualifying as a Real Estate Investment Trust for such period.
(ii)    Without limiting the generality of Section 7.4(b)(i), Purchaser covenants that, during the Closing Post-Acquisition Period: (A) the ultimate beneficial ownership of Purchaser will be such that it will not cause the Target to be “closely held” for the Closing Post-Acquisition Period within the meaning of Sections 856(a)(6) and (h) of the Code; and (B) the Target will, so long as no breach of any representation or warranty of Seller, or change in Law, has occurred that would prevent the Target from qualifying as a Real Estate Investment Trust for such period, not make any distributions that are “preferential dividends” within the meaning of Section 562(c) of the Code.
(iii)    Purchaser shall not cause or permit the Target to be liquidated (or deemed liquidated) for any tax purposes prior to January 1, 2020.
(c)    No Section 338 Election. Purchaser will not make or permit to be made an election under Section 338 of the Code (or similar provision under state or local Law) with respect to the purchase of the Common Interest in the Target hereunder.
(d)    Notifications Regarding Audits. Purchaser and Seller shall promptly inform the other of any IRS or state or local audit of any income tax return relating to any part of the Closing Post-Acquisition Period for the Target, Summit TRS, or the Owners or any prior taxable year of the Target, Summit TRS, or the Owners and shall keep each other fully informed of all developments and any ensuing litigation, to the extent Real Estate Investment Trust qualification issues are implicated.
(e)    Tax Returns for Current Taxable Year and Subsequent Periods. Purchaser shall prepare and file all Tax Returns and amendments thereto required to be filed by or on behalf of the Target and the Owners after the Closing Date. Purchaser shall, at least fifteen (15) days prior to filing with the applicable taxing authority, provide to Seller for review and approval (which approval shall not be unreasonably withheld or delayed) draft copies of the federal and state income or franchise tax returns to be filed after the Closing by the Target and the Owners with the applicable authority (along with related work papers) for any taxable year ending on any date in 2019. Seller shall prepare and file all Tax Returns and amendments thereto required to be filed by or on behalf of Summit TRS and shall, at least fifteen (15) days prior to filing with the applicable taxing authority, provide to Purchaser for review and approval (which approval shall not be unreasonably withheld or delayed) draft copies of the federal and state income or franchise tax returns to be filed after the Closing by Summit TRS with the applicable authority (along with related work papers) for any taxable year ending on any date in 2019. Such Tax Returns referred to in the preceding two sentences shall be prepared in accordance with tax accounting practices consistently used by the Target, Summit TRS, and the Owners, except as contemplated by this Agreement or as required by applicable Tax Law. Neither Seller nor Purchaser shall file any amended Tax Return or other return based on income or net worth required by a federal, state or local taxing authority for the Target, Summit

TRS, or the Owners for any taxable year ending on any date in 2019 and any taxable period ending on or prior to the Closing Date without the express written consent of the other party (which consent shall not be unreasonably withheld or delayed), if such amended return would result in an increased tax liability to the other party or its ultimate beneficial owners, or to Target, the Owners or Summit TRS. Purchaser will be responsible for and will cause to be prepared and duly filed, at Seller's sole cost and expense, all Tax Returns required to be filed by or on behalf of the Target and the Owners after the Closing Date for all taxable periods ending on or before the Closing Date. With respect to any such Tax Return (other than any tax return described in the second sentence of this paragraph) that is required to be filed prior to the Final Proration Date or that reflects any Taxes for which Seller would be liable pursuant to this Agreement or otherwise, Purchaser shall, at least seven (7) days prior to filing with the applicable authority (or, if such Tax Return is due within seven (7) days of Closing, as soon as reasonably practicable), provide to Seller for review and approval (which approval shall not be unreasonably withheld or delayed) draft copies of such tax returns to be filed after the Closing Date (along with related work papers). Such Tax Returns shall be prepared in accordance with tax accounting practices consistently used by the Target and the Owners in prior periods, except as contemplated by this Agreement or as required by applicable Tax Law.
(f)    No Retroactive Elections. Purchaser shall at no time make or permit to be made any election with respect to the Target or Owners that for federal income tax purposes will be given, in whole or part, effect on or prior to the Closing Date without the consent of Seller (not to be unreasonably conditioned, withheld, or delayed) to the extent such election would cause the Target to fail to qualify as a Real Estate Investment Trust for federal income tax purposes or would give rise to a claim for indemnification pursuant to this Agreement (unless required by applicable Tax law).
(g)    No Capital Gain Dividend Designation. After the Closing Date, the Target shall not designate any payment, distribution, or dividend made by the Target before the Closing Date as a “capital gain dividend” within the meaning of Code Section 857(b)(3).
(h)    Proceedings.
(i)    If Purchaser or any of its affiliates or Seller or any of its affiliates (the “Receiving Party”) receives notice (the “Proceeding Notice”) of any examination, claim, adjustment, or other proceeding with respect to the status of the Target as a Real Estate Investment Trust under the Code, or otherwise with respect to the federal, state or local tax liability of the Target for any taxable year ending on any date in 2019 or any prior taxable year, the Receiving Party shall, if Seller or Purchaser, respectively, could reasonably be expected to be liable under this Agreement or otherwise for any Taxes resulting from examination, claim, adjustment or other proceeding, notify Seller or Purchaser, respectively, in writing thereof (the “Receiving Party Notice”) no later than the earlier of: (A) fifteen (15) days after the receipt by the Receiving Party of the Proceeding Notice; or (B) ten (10) days prior to the deadline for responding to the Proceeding Notice (or such reasonably shorter period should the deadline be less than ten (10) days after receipt). Such Receiving Party Notice shall contain factual information known by the Receiving Party describing any asserted liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any taxing authority with respect to such matter.

(ii)    Seller shall be entitled to control or settle the contest of any such examination, claim, adjustment, or other proceeding which relates to any tax year ending on or prior to December 31, 2019, provided: (A) it notifies Purchaser in writing that it desires to do so no later than the earlier of: (1) ten (10) days after receipt of Receiving Party Notice; or (2) five (5) days prior to the deadline for responding to the Proceeding Notice; (B) all liability resulting therefrom would be the liability of Seller under applicable Law or this Agreement, and (C) Seller may not agree to any settlement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed by Purchaser, provided, further, that any such control and settlement rights shall be subject to the provisions of the R&W Insurance Policy. Purchaser shall have the right to participate at its own expense in the defense of any such examination, claim, adjustment or other proceeding.
(iii)    The parties shall cooperate with each other and with their affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.4(g). Each party will provide, or cause to be provided, to the other party necessary authorizations, including powers of attorney, to control any proceedings which the latter is entitled to control pursuant to this Section 7.4(g). Purchaser, on the one hand, and Seller, on the other hand, will provide the other party with such cooperation and information as the other party may reasonably request in preparing or filing any tax return, amended return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of any taxes imposed on the parties or their respective affiliates due to their ownership of the Target.
(iv)    For any taxable year ending on any date in 2019 and all prior taxable years, Purchaser will preserve and retain all tax returns, schedules, work papers and all material records or other documents relating to any such returns, claims, audits, or other proceedings that are transferred indirectly to Purchaser as a result of the acquisition of the Common Interests until the longer of seven (7) years after the Closing Date or the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to Seller or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Target as they shall deem necessary. Any information obtained pursuant to this subparagraph shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Purchaser shall provide reasonable cooperation and information required by this Section 7.4(h)(iv) at its own expense, other than reasonable out of pocket costs. The provisions of this clause (iv) shall apply, mutatis mutandis, to Seller with respect to the documentation described herein that remains in the possession of Seller following the Closing.
(i)    Intercompany Agreements. Except for this Agreement, the Development Management Agreement and any Ancillary Agreement, all agreements between Seller and its Affiliates (other than the Target and the Owners, but including, for the avoidance of doubt, Summit TRS), on the one hand, and the Target and the Owners, on the other hand, shall be terminated prior to the Closing Date and, after the Closing, the Target and the Owners shall not be bound thereby or have any liability thereunder.
(j)    Pre-Closing Distribution. Prior to the Closing, the Seller shall cause the Target to make distributions that qualify for the dividends paid deduction described in Section 561 of the Code in respect of the Close Year in an amount at least equal to the “real estate investment taxable income” (as defined in Section 857(b)(2) of the Code, without taking into account the adjustments set forth in subparagraphs (B), (D), (E) or (F) of Section 857(b)(2) of the Code) of the Target for the Close Year.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller with respect to the purchase and sale of the Common Interest, and indirectly, the Property contemplated hereby. Subject to the limitations set forth in Article XVI, Seller represents and warrants to Purchaser the following as of the date hereof and, subject to Section 10.9, as of Closing:
(a)    Non-Fundamental Representations.
(i)    Seller Status. Seller is a limited partnership duly organized and validly existing under the Laws of the State of Delaware.
(ii)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(iii)    Non-Contravention. The execution and delivery of this Agreement (and any Ancillary Agreements to which it is a party) by each Seller Entity, the performance by such Seller Entity of such entity’s obligations under this Agreement and any Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (A) violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority applicable to Seller, the Target, Summit TRS, or the Owners, (B) conflict with, require the consent of or give rise to any termination right in favor of any counterparty to, result in a breach of, or constitute a default under the organizational documents of Seller, the Target Organizational Documents, the Summit TRS Organizational Documents, or the Owner Organizational Documents, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which any Seller Entity is a party or by which it is bound, or (C) conflict with or violate any Law applicable to any Seller Entity or by which any property or asset of a Seller Entity is bound or affected.
(iv)    Suits and Proceedings, No Violation Notices. Except as listed in Exhibit E, there are no legal Actions, suits or similar proceedings pending and served, or to Seller’s Knowledge, threatened (in writing), by or against the Properties, the Seller, the Target, Summit TRS, or the Owners, or the Owners’ ownership or operation of the Properties, including condemnation or similar proceedings, which individually or in the aggregate would have an adverse effect on the Properties, and the Seller, the Target, Summit TRS, and the Owners have not received any notices alleging a violation of any Governmental Regulations from any Authorities that remains unremedied.
(v)    No Bankruptcy. The Seller, the Target, Summit TRS, and the Owners have not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally, and the Seller, the Target, Summit TRS, and the Owners have not received written notice of and has no knowledge of (i) the filing of any involuntary petition by the Seller’s, the Target’s, Summit TRS’s, or the Owners’ creditors, (ii) the appointment of a receiver to take possession of any of the Seller’s, the Target’s, Summit TRS’s, or the Owners’ assets, or (iii) the attachment or other judicial seizure of any of the or Seller’s, the Target’s, Summit TRS’s, or the Owners’ assets.
(vi)    Excluded Transaction under Amazon Lease. The transaction contemplated by this Agreement constitutes an Excluded Transaction under the Amazon Lease, as such terms are defined therein, pursuant to clause (iii) of the definition of Excluded Transaction.
(vii)    Tenant Leases and Tenants. As of the Effective Date, the list of Tenants set forth on Exhibit F-1 attached hereto constitutes all of the Tenants under Tenant Leases affecting the Real Property and Improvements that were entered into by the Owners and, to Seller’s Knowledge, all of the Tenants under Tenant Leases affecting the Real Property and Improvements that were entered into prior to the Owners’ acquisition of the Properties. As of the Effective Date, there are no written leases or occupancy agreements affecting the Real Property and Improvements executed by the Owner or, to Seller’s Knowledge, by which the Owners are bound other than the Tenant Leases listed on Exhibit F-1. The copies of the Tenant Leases that have been provided or made available to Purchaser are true, correct and complete other than in de minimis respects. Attached to as Exhibit F-2 is a true and correct list of Tenant security deposits. Attached hereto as Exhibit F-3 is a true and correct list of Tenant letters of credit acting as Tenant security deposits. Except as disclosed on Exhibit F-1, the Seller, the Target, Summit TRS, and the Owners have not received written notice of any uncured default by any party under any Tenant Lease.
(viii)    Service Contracts; Commission Agreements; Construction Contracts; Development Management Agreement. The Documents made available to Purchaser pursuant to Section 5.2(a) hereof include copies of all Service Contracts under which the Target, Summit TRS, or the Owners are currently paying for services rendered in connection with the Properties, including all of the Commission Agreements listed on Exhibit D, the Construction Contracts listed on Exhibit S, and the Development Management Agreement. As of the Effective Date, (i) Exhibit B is a true and correct list of the Service Contracts in effect as of the Effective Date and Seller has delivered or made available to Purchaser for review, true and complete copies of all Service Contracts,; (ii) Exhibit D is a true and correct list of the Commission Agreements in effect as of the Effective Date and Seller has delivered or made available to Purchaser for review, true and complete copies of all Commission Agreements; (iii) Exhibit S is a true and correct list of the Construction Contracts in effect as of the Effective Date and Seller has delivered or made available to Purchaser for review, true and complete copies of all Construction Contracts; and (iv) Seller has delivered or made available to Purchaser for review, true and complete copies of the Development Management Agreement. Except as specifically disclosed and described on Exhibit B, Exhibit D or Exhibit S, as applicable, the Seller, the Target, Summit TRS, and the Owners have not received written notice of any uncured default by any party under any Service Contract, Construction Contract, or the Development Management Agreement.
(ix)    Leasing Costs. Except as set forth on Exhibit G attached hereto, there are no unpaid Leasing Costs with respect to any Tenant Leases.
(x)    Available Environmental Reports. To Seller’s Knowledge, Seller has provided or made available to Purchaser all third-party reports commissioned by the Seller, the Target, Summit TRS, and/or the Owners within the last three (3) years that pertain to the analysis of Hazardous Substances at the Properties. The Owners have not received any written notices from any Authority alleging a violation of any Environmental Laws.
(xi)    Employee Matters. The Target, the Owners and Summit TRS do not have, and have never had, any employees.
(xii)    Prohibited Persons. Neither Seller nor any Person that directly or indirectly owns 10% or more the outstanding equity in Seller (collectively, the “Seller Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the Laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Seller Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(xiii)    Financial Statements. Attached hereto as Exhibit V are complete copies of (x) the Target’s unaudited balance sheets and income statements for the calendar years ending December 31, 2018, and the periods ending September 30, 2019 and the related unaudited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Target, the Owners and Summit TRS, and (y) Target’s taxable income estimate for the year ending December 31, 2019 (excluding any prepaid rent paid by Tenants after the date hereof with respect to periods after the Close Year), Target’s tax depreciation and tax amortization for the tax year ending December 31, 2018, Target’s net estimated tax basis in its assets as of September 30, 2019, and Target’s pro forma REIT income and asset tests as of September 30, 2019 (collectively, the “Financial Statements”). Each of the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Target, the Owners and Summit TRS, (ii) other than the Financial Statements described in clause (y) above, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) other than the Financial Statements described in clause (y) above, fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Target, the Owners and Summit TRS as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The balance sheet of the Target, the Owner and Summit TRS as of September 30, 2019 (which is part of the Financial Statements) is referred to herein as the “Balance Sheet,” and the date thereof as the “Balance Sheet Date.” The Target, the Owners and Summit TRS maintains a standard system of accounting established and administered in accordance with GAAP. The books of account and financial records of the Target, the Owners and Summit TRS are true and correct and have been prepared and are maintained in accordance with sound accounting practice. Since the Balance Sheet Date: (a) the Target, the Owners and Summit TRS have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business of the Target, the Owners or Summit TRS, taken as a whole.
(xiv)    Liabilities. None of the Target, the Owners and Summit TRS has any liabilities, obligations, or commitments of any nature whatsoever asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, whether or not required by GAAP to be reflected in a consolidated balance sheet of the Target, the Owners and Summit TRS or disclosed in the notes thereto, or otherwise (“Liabilities”) except: (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those which have been incurred in the ordinary course of business consistent with best practices since the Balance Sheet Date, and which are not, individually or in the aggregate, material in amount; (iii) liabilities under any Material Contracts (other than liabilities arising from a breach thereof or default thereunder); (iv) the obligations to pay dividends and other amounts with respect to the Class A Units as provided in the Target Organizational Documents; (v) any other debts, liabilities, or obligations that are specifically set forth on an Exhibit to this Agreement as an exception to another representation and warranty under this Section 8.1; and (vi) those matters which are subject to proration or adjustment pursuant to the terms of this Agreement.
(xv)    Permits. Each of the Target, the Owners and Summit TRS is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Authority necessary for each of such entities to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Required Permits”). Each of the Target, the Owners and Summit TRS is and has been in compliance in all material respects with all such Required Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Required Permit is pending or, to Seller’s

Knowledge, threatened in writing. The Target, the Owners, Summit TRS and the Properties will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Required Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Target, the Owners or Summit TRS.
(xvi)    Benefit Plans. None of the Target, the Owners or Summit TRS have, or have ever had or maintained, any employee benefit plans (as defined in Section 3(3)) of ERISA or Section 4975 of the Code and none of the assets of such entities constitutes or will constitute (or are or will be deemed, for purposes of ERISA or Section 4975 of the Code, or, if applicable, any substantially similar Law, to constitute) assets of any such plan.
(b)    Fundamental Representations.
(i)    Seller Entities Status. Seller is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Target and each Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Owner is duly qualified to do business and in good standing in the State of Washington. Summit TRS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(ii)    Organizational Documents. Exhibit J attached hereto contains a true, accurate and complete list of the Target Organizational Documents, the Summit TRS Organizational Documents, and the Owner Organizational Documents. True, complete and correct copies of the Target Organizational Documents, the Summit TRS Organizational Documents, and the Owner Organizational Documents have heretofore been delivered by Seller to Purchaser. The Target Organizational Documents, the Owner Organizational Documents, and the Summit TRS Organizational Documents are in full force and effect and have not been modified, supplemented or amended.
(iii)    Common Interest and Capitalization.
(A)    The Common Interest is the only outstanding common interest of the Target and comprises 1,000 shares of Common Units of the Target. Seller is the only record and beneficial owner of the Common Interest (which is also reflected in the books and records of the Target) and holds the Common Interest free and clear of any Encumbrance. The Target is the sole member in, and owns 100% of the membership interests in, each of the Owners. The Target is the sole shareholder of, and owns all of the stock and equity in, Summit TRS.
(B)    Other than the 125 Class A Units that may now or hereafter be issued, there are no outstanding preferred units of the Target. There are no outstanding Class A Units as of the Effective Date (which is also reflected in the official records of the Target).

(C)    Exhibit K attached hereto sets forth, for the Target, Summit TRS and the Owners, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests. Other than the Common Interest and the Class A Units, there are no outstanding equity interests of or in the Target. Except as provided on Exhibit K attached hereto, there are no: (1) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or agreements that obligate the Target to issue, sell, or otherwise cause to become outstanding any equity interests of or in the Target, other than the Common Interest and the Class A Units; (2) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or agreements that obligate Summit TRS or the Owners to issue, sell, or otherwise cause to become outstanding any equity interests of or in Summit TRS or the Owners, other than the membership interests owned by the Target in Summit TRS and/or in such Owners; (3) outstanding or authorized equity appreciation, phantom shares, profits interests or other equity participation or similar equity-based award or rights or other contracts relating to the capital and equity interests of the Target, Summit TRS, or the Owners; or (4) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote with respect to the Target, Summit TRS or the Owners.
(D)    The Common Interest and each of the outstanding shares of capital stock or other outstanding equity or ownership interests of Target, the Owners and Summit TRS, has been duly authorized and is validly issued, fully-paid, non-assessable, and free of any pre-emptive rights and were not issued in violation of the applicable entity’s organizational documents, applicable Law or any preemptive or other, similar rights. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the applicable entity in compliance with all applicable federal and state securities Laws.
(E)    Seller is the record and beneficial owner of the Common Interest. Upon: (1) delivery to Purchaser of the Common Interest Assignment signed by Seller at the Closing; (2) Purchaser’s payment of the Purchase Price; and (3) the making of the appropriate notation in the records of the Target reflecting the sale and transfer of the Common Interest to Purchaser, then Purchaser shall acquire the Common Interest free and clear of any lien, security interest or other Encumbrance, other than those expressly set forth in the Target Organizational Documents or this Agreement or created by Purchaser.
(F)    The Owners and, prior to but excluding the Closing Date, Summit TRS, are wholly owned by the Target. The Target owns such interests free and clear of any lien, security interest or other Encumbrance, other than those expressly set forth in the Owner Organizational Documents or the Summit TRS Organizational Documents.

(G)     Except for rights granted to the Purchaser under this Agreement, and except for Class A Units, there are no outstanding obligations of any Seller Entity to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Target, the Owners or Summit TRS.
(iv)    Subsidiaries; Assets; Activities.
(A)    The Target has no directly-owned subsidiary entities other than the Owners and, prior to but excluding the Closing Date, the Summit TRS, and does not own and has not in the past owned, directly or indirectly, any capital stock or other equity, partnership, membership or similar interest in, or ownership, proprietary or voting interest in any other person or entity (or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person) other than the Owners and the Summit TRS. Except as provided on Exhibit L attached hereto, the Target’s sole assets are cash deposits, and the membership interests in the Owners and the stock in the Summit TRS. The Target does not and has never engaged in any activity or business other than the acquisition and ownership of the membership interests in the Owners and the stock in the Summit TRS and activities directly related thereto.
(B)    The Owners: (1) have no subsidiary entities; and (2) do not own, and have not in the past owned, directly or indirectly, any capital stock or other equity, partnership, membership or similar interest in, or ownership, proprietary or voting interest in any person or entity or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person. The Owners’ sole assets are the Properties and assets incidental to the ownership and operation of the Properties. The Owners do not and have never engaged in any activity or business other than the acquisition, ownership, operation, use, repair, maintenance, improvement, development, construction, management, leasing, financing or occupancy of the Properties.
(C)    Except for the Tenant Leases, the Service Contracts, the Existing Debt Documents, the Commission Agreements, the Construction Contracts, the Development Management Agreement, the Target Organizational Documents, the Summit TRS Organizational Documents, the Owner Organizational Documents, and/or the documents or agreements described or set forth in the Permitted Exceptions, Exhibit M attached hereto sets forth a true, correct and complete list of all material contracts or agreements to which the Target, Summit TRS, and/or the

Owners are a party or otherwise bound (including all modifications, amendments and supplements thereto, the “Material Contracts”). True, correct and complete copies of all Material Contracts have been furnished or made available to Purchaser or its representatives, and to Seller’s Knowledge, no material default exists with regard to the Material Contracts except as listed on Exhibit M.
(D)    Except as set forth on Exhibit N attached hereto, to Seller’s Knowledge, none of the Target or the Owners have any material debts, liabilities, or obligations whatsoever, whether accrued, absolute, contingent, or otherwise, other than: (A) under the Material Contracts and any matters disclosed in this Agreement; (B) the Tenant Leases; (C) the Existing Debt; (D) any Service Contracts or Commission Agreements; (E) the Construction Contracts, (F) the Development Management Agreement, (G) any liability relating to the environmental or physical condition of the Properties; (H) those documents, agreements, and/or obligations set forth in the Permitted Exceptions; (I) any other debts, liabilities, or obligations that are separately addressed in another representation and warranty under this Agreement; (J) as provided in the Target Organizational Documents, the Summit TRS Organizational Documents, and the Owners Organizational Documents; (K) those matters which are subject to proration or adjustment pursuant to the terms of this Agreement; and (L) any other liability shown on the Balance Sheet.
(E)    Except as provided on Exhibit O attached hereto, none of the Target or the Owners have any account or safe deposit box at any bank or financial institution.
(c)    Tax Representations. Except as set forth in Exhibit P attached hereto:
(i)    (1) The Target has timely filed all Tax Returns (as hereinafter defined) required to be filed by it; (2) each such Tax Return is true, correct and complete in all material respects; (3) all Taxes for which the Target is or could be liable and which are: (I) shown as due on such Tax Returns; (II) otherwise due and payable; or (III) claimed or asserted in writing or, to Seller’s Knowledge, orally by any taxing authority to be due, have been timely paid; (4) neither Seller nor the Target has ever received written notice from an authority in a jurisdiction where the Target does not file Tax Returns that the Target is or may be subject to taxation by that jurisdiction; (5) no Tax Returns of the Target are or have been under any audit or examination by any taxing authority; (6) neither Seller nor the Target has received written notice of any claims or deficiencies for Taxes that may have been asserted or assessed against the Target; and (7) there is no proposed or threatened Tax claim, audit or assessment against the Target. The Liabilities of the Target and Owners for Pre-Closing Taxes (determined as provided in Section 16.3(a)) do not exceed the amount taken into account in applying Section 10.4 to Pre-Closing Taxes.
(ii)    (1) Summit TRS and the Owners have timely filed all Tax Returns required to be filed by such entity; (2) each such Tax Return is true, correct, and complete in all material respects; (3) all Taxes for which each of Summit TRS and the Owners is or could be liable and which are: (I) shown as due on such Tax Return; (II) otherwise due and payable; or (III) claimed or asserted in writing or orally by any taxing authority to be due, have been timely paid; (4) none of Seller, the Target, Summit TRS, or the Owners have ever received written notice from an authority in a jurisdiction where any of Summit TRS or the Owners do not file Tax Returns that any of Summit TRS or the Owners are or may be subject to taxation by that jurisdiction; (5) no Tax Returns of Summit TRS or the Owners are or have been under any audit or examination by any taxing authority; (6) none of Seller, the Target, Summit TRS, or the Owners, have received written notice of any claims or deficiencies for Taxes that may have been asserted or assessed against Summit TRS or the Owners; and (7) there is no proposed or threatened Tax Claim, audit, or assessment against Summit TRS or the Owners. Summit TRS and the Owners have no actual or contingent liability for Taxes other than those that will be prorated pursuant to this Agreement.
(iii)    There are no liens for any Taxes upon the Common Interests or any of the assets of the Target, Summit TRS, or the Owners, other than statutory liens for Taxes not yet due and payable.
(iv)    None of the Target, Summit TRS, or the Owners have ever, executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Target, Summit TRS or the Owners.
(v)    From January 1, 2019, the Target has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (“Real Estate Investment Trust”) and since that time has been organized and operated in a manner to satisfy, and has satisfied, all requirements to qualify as a Real Estate Investment Trust. The Target will continue to be organized and operated through the Closing in a manner that will permit it to continue to qualify, and will qualify, as a Real Estate Investment Trust at all times, determined for any partial taxable year that includes the Closing as if such taxable year began January 1 of such year and ended on the Closing Date immediately prior to Closing (such hypothetical taxable year, the “Close Year”). No challenge to the Target’s status as a Real Estate Investment Trust is pending or has been threatened in a writing received by Seller or the Target from any taxing authority. The Target has not taken or omitted to take any action that could reasonably be expected to adversely affect the Target’s status as a Real Estate Investment Trust under the Code or under similar provisions of applicable state or local income tax Laws, and no such challenge is pending or threatened in writing. “Real estate investment trust taxable income” as defined in Section 857(b)(2) of the Code, without taking into account the adjustments set forth in subparagraphs (B), (D), (E), or (F) of Section 857(b)(2) of the Code, of the Target for the Close Year shall not exceed $16,000,000 (plus any prepaid rent paid by Tenants after the date hereof with respect to periods after the Close Year), and the deduction for dividends paid (as described in Section 561 of the Code) for the Close Year will be no less than the Target’s “real estate investment trust taxable income” as defined in Section 857(b)(2) of the Code, without taking into account the adjustments set forth in subparagraphs (B), (D), (E), or (F) of Section 857(b)(2) of the Code. There are or will be 125 outstanding Class A Units as of the Closing Date (which is also reflected in the official records of the Target), such Class A Units will remain outstanding through the Closing, and in each case such Class A Units are and will be owned by no less than 100 separate and distinct Persons (as determined for purposes of Section 856(a)(5) of the Code), and no action has been taken to redeem or otherwise cause such Class A Units to no longer be outstanding.
(vi)    The Target has no earnings and profits for any “non-REIT year” within the meaning of Section 857 of the Code.
(vii)    The Target has never incurred any liability for taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7. The Target has never engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code. No event has occurred, and no conditions or circumstances exist, which present a material risk that any tax described in the preceding sentences will be imposed on the Target, and without limiting the foregoing the Target has never held and does not hold property subject to the tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, any other temporary or final regulations issued under Section 337(d) of the Code, or any similar state or local Law. For purposes of Section 857(b)(6)(C) of the Code, Owners have held each property comprising the Existing Property since March 4, 2015 for the production of rental income. The Target has not derived or received any income from any independent contractor (except as permitted under Revenue Ruling 66-188, 1966-2 C.B. 276).
(viii)    Since its formation, each of the Owners has at all times properly been a disregarded entity and since its acquisition by the Target, each of the Owners has been disregarded as an entity separate from the Target, in each case under Treasury Regulation Section 301.7701-3. From its formation until December 31, 2018, the Target was a disregarded entity under Treasury Regulation Section 301.7701-3.
(ix)    None of the Target, Summit TRS, or the Owners have ever disposed of any property that was or is intended to be reported as a “like kind exchange” under Section 1031 of the Code.
(x)    The Target, Summit TRS, and the Owners have complied, in all material respects, with all applicable Laws relating to information reporting and the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any state, local or foreign Laws) and has duly and timely withheld and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over on or prior to the delinquency date thereof under all applicable Laws.
(xi)    None of the Target, Summit TRS, or the Owners are a party to any unexpired Tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have an obligation to make any payments after the Closing.

(xii)    None of the Target, Summit TRS, or the Owners have requested a ruling or other Tax guidance from the IRS or other taxing authorities or filed an amended Tax Return or claim for refund or reduction of Taxes that remains outstanding.
(xiii)    None of the Target, Summit TRS, or the Owners have any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law, including, for the avoidance of doubt, as a member of a combined Texas or other state’s franchise Tax report), or as a transferee or successor or by contract.
(xiv)    Summit TRS is and at all times since its formation has been properly characterized as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of the Target (since January 1, 2019 until the distribution of the shares of Summit TRS pursuant to the Distribution Agreement) and of Hines Global REIT, Inc. (on and prior to January 1, 2019, and after the distribution of the shares of Summit TRS pursuant to the Distribution Agreement).
(xv)    None of the Target, Summit TRS, or the Owners: (1) are bound by, have agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Governmental Regulations or has any application pending with any Authority requesting permission for any changes in accounting methods that relate to such Target, Summit TRS, or the Owners, as applicable, (2) have executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable Law, (3) have ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code or similar provision of state Law filing a consolidated federal or state income Tax Return, (4) have distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code or any similar provision of state, local or foreign Tax Law, (5) have participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (6) have granted any person any power of attorney that is currently in force with respect to any material Tax matter, (7) has participated in an installment sale or open transaction disposition for which any amount has not been included in income on a federal and state income Tax Return; (8) has received any prepayment, other than in the ordinary course of business, which has not been included in income on one or more applicable income Tax Returns; or (9) has engaged in any other transaction other than in the ordinary course of business consistent with past practices that accelerated an item of deduction into a pre-Closing Tax period (or portion thereof) or deferred an item of income into a post-Closing Tax period (or portion thereof).
(xvi)    The Target is a “domestically controlled qualified investment entity” as such term is used in Section 897(h)(2) of the Code, assuming the testing period ends at Closing.
(xvii)    Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and no amount payable to Seller under this Agreement is or will become subject to Tax withholding.

(xviii)    All representations herein with respect to REIT taxation matters are made without regard to the effect of any cure provisions in the Code and comparable state Law, including but not limited to Code Sections 856(c)(6), 856(c)(7), 856(g)(4), 856(g)(5) and 856(k); provided that nothing herein shall preclude the Company from relying on any cure provisions in the Code or comparable state Law on any Tax Return or in any Tax audit or other proceeding relating to Taxes.
Section 8.2    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:
(a)    Purchaser Status. Purchaser is a limited liability company duly organized and validly existing under the Laws of the State of Delaware.
(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.
(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.
(e)    Prohibited Persons. Neither Purchaser, nor any Affiliate of Purchaser nor any Person that directly or indirectly owns 10% or more the outstanding equity in Purchaser (collectively, the “Purchaser Persons”), is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the Laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Purchaser Person is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.
(f)    ERISA. Purchaser is not an “employee benefit plan,” as defined in Section 3(3) of ERISA. None of the transactions contemplated herein (including those transactions occurring after the Closing) shall constitute a “prohibited transaction” within the meaning of Section

4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.
(g)    Target Status. Assuming the Target qualified as a Real Estate Investment Trust immediately prior to the Closing, then Purchaser’s acquisition of the Common Interest in the Target will not cause the Target to fail to qualify as a Real Estate Investment Trust on the Closing Date by reason of Purchaser causing the Target to fail to satisfy the ownership requirements of Section 856(a)(6) of the Code.
(h)    Securities Laws.
(i)    Purchaser is an “accredited investor,” as such term is defined in Regulation D promulgated under the U.S. Securities Act of 1933, as amended, and all rules, rulings, and regulations thereunder (the “Securities Act”), and has executed and delivered such documents in evidence thereof as Seller has reasonably requested.
(ii)    Purchaser has been, or prior to Closing will be, furnished access to the business and financial records of the Target and such additional information and documents as Purchaser has requested or may request, and has been, or prior to Closing will be, afforded an opportunity to ask questions of, and receive answers from, representatives of Seller concerning the terms and conditions of this Agreement, the Target, Summit TRS, the Owners, operations, capitalization, financial condition, and prospects of the Target, Summit TRS, and the Owners, and all other matters deemed relevant to Purchaser.
(iii)    Purchaser is acquiring the Common Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Common Interest is not registered under the Securities Act, or any state securities Laws, and that the Common Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable.
(iv)    Purchaser has sufficient knowledge and experience in financial or business matters to evaluate the merits and risks of an investment in the Common Interest in the Target. Purchaser can afford to bear the economic risk of holding the Common Interest in the Target for an indefinite period of time and can afford to suffer the complete loss of the investment in the Common Interest in the Target.
ARTICLE IX
CONDEMNATION AND CASUALTY
Section 9.1    Significant Casualty. If, prior to the Closing Date, all or any portion of a Property and the Improvements therein is destroyed or damaged by fire or other casualty, Seller will notify Purchaser of such casualty. Purchaser will have the option, in the event all or any Significant Portion of a Property is so destroyed or damaged, to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of a Seller’s notice which includes a determination by a qualified third party selected by Seller and reasonably approved by Purchaser as to whether the casualty in question affects a Significant Portion of the Property and the basis for such determination. If this Agreement is terminated, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement, Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the affiliated Property solely to the extent attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to make such repairs.
Section 9.2    Casualty of Less Than a Significant Portion. If less than a Significant Portion of a Property and the Improvements thereon are damaged as aforesaid, Purchaser shall not have the right to terminate this Agreement and Seller will not be obligated to repair such damage or destruction, but (a) Seller will assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business interruption, rental insurance or similar coverage intended to compensate Seller for loss of rental or other income from the Property attributable to periods prior to the Closing), and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by Seller to make such repairs.
Section 9.3    Condemnation of Property. In the event of condemnation or sale in lieu of condemnation of all or any Significant Portion of a Property and the Improvements thereon or if Seller shall receive an official notice from any governmental authority having eminent domain power over a Property and the Improvements thereon of its intention to take, by eminent domain proceeding, all or any Significant Portion of a Property and Improvements, prior to the Closing, Purchaser will have the option, by providing Seller written notice within ten (10) days after receipt of Seller’s notice of such condemnation or sale, of terminating Purchaser’s obligations under this Agreement or electing to have this Agreement remain in full force and effect. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence or Purchaser does not have the right to terminate this Agreement pursuant to this Section 9.3, the Seller will assign to Purchaser any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the applicable Property and the Improvements thereon, and Purchaser will acquire the Common Interest and receive an assignment of such proceeds, subject to such condemnation and without reduction of the Purchase Price. Should Purchaser elect to terminate Purchaser’s obligations under this Agreement under the provisions of this Section 9.3, the Earnest Money Deposit will be returned to Purchaser upon Purchaser’s compliance with Section 4.6 and neither Seller nor Purchaser will have any further obligation under this Agreement except for the Termination Surviving Obligations.

Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of same is given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in the same manner as though such rights have not been taken, Purchaser will not be entitled to terminate this Agreement, but any award resulting therefrom will be credited to or assigned to Purchaser at Closing.
ARTICLE X
CLOSING
Section 10.1    Closing. The Closing of the sale of the Common Interest by Seller to Purchaser will occur on the Closing Date, TIME BEING OF THE ESSENCE, through the escrow established with the Title Company. Seller shall have the right to extend the Closing Date one or more times, for up to thirty (30) days in the aggregate, to the extent deemed necessary by Seller to satisfy Closing conditions. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.
Section 10.2    Purchaser’s Closing Obligations. On or before the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.4, for delivery to Seller at Closing as provided herein:
(a)    The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.3;
(b)    Four (4) counterparts of the Common Interest Assignment, duly executed by Purchaser;
(c)    Four (4) counterparts of each of the Tenant Notice Letters for the Properties, duly executed by Purchaser;
(d)    Evidence reasonably satisfactory to the Title Company that the person executing the Closing Documents on behalf of Purchaser has full right, power, and authority to do so;
(e)    Such transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Common Interest; and
(f)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the “Closing Statement”, duly executed and delivered.
Section 10.3    Seller’s Closing Obligations. Immediately prior to the Closing, Seller shall cause, to the extent feasible, all Reserved Company Assets (other than the assets of Summit TRS, it being understood that the shares in Summit TRS shall be distributed to Seller pursuant to the

Distribution Agreement) to be transferred to Seller or a Seller’s Affiliate. Seller, at its sole cost and expense, will deliver (i) the following items (a), (b), (c), (d), (e), (i), (j), (k), (m), (n), (o) and (p) in escrow with the Title Company pursuant to Section 4.4 on or before the Deposit Time, and (ii) upon receipt of the Purchase Price, Seller shall deliver items (g), (h), and (l) to Purchaser at the Properties:
(a)    Four (4) counterparts of the Common Interest Assignment dully executed by Seller;
(b)    The Tenant Notice Letters for the Property, duly executed by Seller;
(c)    Evidence reasonably satisfactory to Title Company that the person executing the Closing Documents on behalf of Seller has full right, power and authority to do so, and evidence that the Seller is duly organized and authorized to execute this Agreement and all other documents required to be executed by Seller hereunder;
(d)    A certificate in the form attached hereto as Exhibit H (“Certificate as to Foreign Status”) from Seller certifying that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended and an IRS Form W-9, in each case duly executed by Seller;
(e)    The Tenant Deposits, at Seller’s option, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to Purchaser, or (ii) as part of an adjustment to the Purchase Price. With respect to those Tenant Leases for which Seller or its lender are holding letters of credit as security deposits, there shall not be any credit to, or adjustment in, the Purchase Price, and Seller shall deliver such original letters of credit to Purchaser at Closing, together with duly executed transfer forms attached thereto if the beneficiaries thereunder are not one of Target or Owners, and Purchaser shall pay all transfer and/or other fees relating to any transfers of letters of credit, if necessary;
(f)    The Personal Property for the Properties;
(g)    All original Licenses and Permits, Service Contracts and Tenant Leases for the Properties in Seller’s possession and control;
(h)    All keys to the Improvements which are in Seller’s possession or control for the Properties;
(i)    Such other transfer and tax forms, if any, as may be required by state and local Authorities;
(j)    Evidence of Seller’s capacity and authority for the closing of the transactions contemplated by this Agreement at the Closing;
(k)    Evidence of the resignation of all current officers and directors of the Target and the Owners effective immediately after the Closing;

(l)    Original corporate record books and stock record books of the Target, all other original books and records of the Target and the Owners;
(m)    Evidence of the release of the Target and the Owners from all obligations under the Existing Debt;
(n)    Evidence of the termination of the leases for the conference center and fitness facilities to Summit TRS;
(o)    An amendment to the Exclusive Lease Listing Agreement pertaining to the Development Property, confirming that the commission for the Amazon Tenant Lease has been earned, confirming that the outstanding balance of the 25% portion of the commission described therein as payable to “Hines” will be payable to Hines Interests Limited Partnership or its assigns after Closing in accordance with the terms of such agreement, and agreeing that except for the obligation of the Owner to pay the outstanding balance of such commission, the agreement will terminate as of Closing; and
(p)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).
Section 10.4    Prorations.
(a)    Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”) real estate and personal property taxes and assessments normally billed and collected in the year in which Closing occurs, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (b) below), operating expenses payable by the owner of the Property (on the basis of a 365 day year, actual days elapsed), and Pre-Closing Taxes (other than those described above) for the current Tax period or that are not yet delinquent. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld) two (2) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Seller’s and the Owners’ insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Seller on or before the date six (6) months after the Closing Date (herein, the “Final Proration Date”). The provisions of this Section 10.4 (excluding subsections (e) and (g) which are governed by Section 3.2), will survive the Closing until Final Proration Date, and in the event any items subject to proration hereunder are discovered prior to Final Proration Date, the same shall be promptly prorated by the parties in accordance with the terms of this Section 10.4.
(b)    Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Seller and attributable to any period following the Closing Time. After the Closing, Seller will cause to be paid or turned over to Purchaser all Rentals, if any, received by Seller after Closing and properly attributable to any period following the Closing Time. “Rentals” includes fixed monthly rentals, parking rentals and charges, additional rentals, percentage rentals, escalation rentals (which include such Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease), retroactive rentals, administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to the landlord under the Tenant Lease or from other occupants or users of the Property, excluding specific tenant billings which are governed by Section 10.4(d). Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. For a period of six (6) months after Closing, Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals, but Purchaser will not be required to expend any funds or incur any monetary obligations with respect to such efforts, and shall have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. Seller shall have the right to pursue Delinquent Rentals after Closing. With respect to any Delinquent Rentals received by Purchaser within one (1) year after Closing (the “Delinquent Rental Proration Period”), Purchaser shall pay to Seller any rent or payment actually collected during the Delinquent Rental Proration Period properly attributable to the period prior to the Closing Time. All sums collected by Purchaser during the Delinquent Rental Proration Period, from such Tenant (excluding Tenant payments for Operating Expense Recoveries attributable to the period prior to the Closing Time and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below, all of which shall be payable to and belong to Seller in all events, notwithstanding anything herein to the contrary) will be applied first to amounts currently owed by such Tenant to Purchaser (including Delinquent Rentals attributable to the period after the Closing Time), then any collection costs of Purchaser related to such Tenant, and then to prior delinquencies owed by Tenant to Seller.

Seller shall be entitled to institute legal actions to pursue Delinquent Rental after Closing, but in no event shall Seller be permitted to institute eviction proceedings against any Tenant or to levy against or seize any personal property of any Tenant located on or in the Real Property or to garnish or attach any rentals due under any Tenant Lease. Any sums collected by Purchaser and due Seller will be promptly remitted to Seller, and any sums collected by Seller and due Purchaser will be promptly remitted to Purchaser.
(c)    Seller will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes (collectively, “Operating Expense Recoveries”) for calendar year 2019. If less amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2019 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Seller for calendar year 2019 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Purchaser will pay such difference to Seller after the Closing once actually collected from the applicable Tenants. If more amounts have been collected from Tenants for Operating Expense Recoveries for calendar year 2019 than would have been owed by Tenants under the Tenant Leases if the reconciliations under the Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Seller for calendar year 2019 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Seller agree that such proration of Operating Expense Recoveries at Closing for calendar year 2019 will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters subject to Seller’s and Purchaser’s right and obligation to finalize prorations prior to the Final Proration Date, solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors in the determination of such reconciliation. In this regard, subject to Section 10.4(b) dealing with Delinquent Rentals, the foregoing proration will fully relieve Seller from any responsibility to Tenants or Purchaser for such matters and Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2019 for periods before and after Closing, and (ii) reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2019 to the extent the same were actually credited to Purchaser at Closing, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year.
(d)    With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser or Seller after the Closing Time but expressly state they are for such specific services rendered by Seller, the Owners or their property manager prior to the Closing Time, Purchaser shall cause such collected amounts to be paid to Seller, or Seller may retain such payment if such payment is received by Seller after the Closing Time.
(e)    (i) Seller shall pay only those Leasing Costs incurred in connection with the lease of space in the Properties identified on Exhibit G attached hereto to the extent unpaid as of the Closing Date; (ii) Purchaser will be solely responsible for and shall pay all Leasing Costs (“New Tenant Costs”) incurred or to be incurred in connection with any new Tenant Lease, or the renewal, expansion, or modification of any Tenant Lease executed on or after the Effective Date (the material terms of which have been approved, if applicable, by Purchaser in accordance with Section 7.1(d)); (iii) to the extent Leasing Costs described in clause (i) above remain unpaid as of Closing, Purchaser shall receive a credit from Seller therefor at Closing and Purchaser shall be responsible after Closing for paying any Leasing Costs for which Purchaser received such a credit; and (iv) Purchaser will be solely responsible for and shall pay all New Tenant Costs and all other Leasing Costs (whether arising before or after Closing).
(f)    Development Property Owner has entered into the Construction Contracts and the Development Management Agreement. At Closing, Seller will obtain from the contractor under each Construction Contract a statement of all sums then paid by Development Property Owner under such contract and all sums remaining to be paid thereunder, which may be included in an Acceptable Development Estoppel Certificate. At Closing, Seller will obtain from the development manager a statement of all sums then paid by Development Property Owner under the Development Management Agreement and all sums remaining to be paid thereunder, which may be included in Acceptable Development Estoppel Certificate. Purchaser shall receive a credit against the Purchase Price for the budgeted amounts remaining to be expended to complete the Project to be shown in the Project Budget, which Project Budget shall be updated by Seller and submitted to Purchaser no later than three (3) Business Days prior to (i) the expiration of the Property Approval Period and (ii) the Closing Date.
(g)    Existing Property Owner has undertaken certain capital improvement and lobby renovation projects at the Existing Property, which projects (collectively, the “Ongoing Capex Projects”) and the estimated costs therefor (collectively, the “Capex Estimated Costs”) are described and set forth on Exhibit X hereto. Seller shall be responsible for any and all costs and expenses incurred to complete the Ongoing Capex Projects, whether or not the same exceed the Capex Estimated Costs. To the extent the Ongoing Capex Projects have not been completed and paid for by Seller or Existing Property Owner, as applicable, as reasonably evidenced by Seller to Purchaser (which reasonably evidence shall include, without limitation, lien waivers from any applicable contractors), then at Closing, Purchaser shall receive a credit in the sum of any unpaid Capex Estimated Costs, and Purchaser shall be responsible after Closing for paying any costs incurred in completing the Ongoing Capex Projects to the extent of such credit. A final reconciliation of the actual expenses incurred in connection with the completion of the Ongoing Capex Project shall be made together with all other Proration Items by Purchaser and Seller on or before the Final Proration Date.
Section 10.5    Delivery of Real Property. Upon completion of the Closing, Seller will surrender to Purchaser possession of the Real Property and Improvements, subject only to the Tenant Leases and the Permitted Exceptions.
Section 10.6    Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:
(a)    Purchaser will pay (i) all premium and other costs for the Title Policy and any endorsements to the Title Policy except for the portion thereof payable by Seller pursuant to Section 10.6(b), (ii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iii) Purchaser’s attorney’s fees, (iv) 1/2 of all of the Title Company’s escrow and closing fees, if any, (v) any mortgage recording tax or recording fees, if any, and (vi) the premium for the R&W Insurance Policy.
(b)    Seller will pay from the Purchase Price out of escrow at Closing: (i) the base premium for the basic Title Policy and the cost of any endorsement with respect to matters for which Seller has agreed to obtain affirmative insurance pursuant to and in accordance with Section 6.2, (ii) the cost of the Updated Survey, (iii) 1/2 of all of the Title Company’s escrow and closing fees, (iv) Seller’s attorneys’ fees, and (v) any applicable real estate excise or transfer tax.
(c)    Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.
(d)    If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
Section 10.7    Post Closing Delivery of Tenant Notice Letters. Immediately following Closing, Purchaser will deliver to each Tenant (via messenger or certified mail, return receipt requested) of the Property a written notice executed by Purchaser and Seller (i) acknowledging the sale of the Common Interest to Purchaser, (ii) acknowledging that the Owners have retained and will remain responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to the Owners and giving instructions therefor (the “Tenant Notice Letters”). Purchaser shall provide to Seller a copy of each such Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available.
Section 10.8    General Conditions Precedent to Purchaser’s Obligations Regarding the Closing. In addition to the conditions to Purchaser’s obligations set forth above in this Article X, the obligation of Purchaser to close the sale/purchase transaction hereunder shall be conditioned upon the satisfaction of the following conditions, any of which may be waived by written notice from Purchaser to Seller, and all of which shall be deemed waived upon Closing:
(a)    Seller shall have performed each of the obligations of Seller set forth in this Agreement to be performed at Closing in all material respects;
(b)    The Title Company shall be irrevocably committed to issue the Title Policy as provided in Section 6.3 (subject to receipt of the applicable premiums therefor);
(c)    Purchaser shall have received the Acceptable Estoppel Certificates to the extent required under Section 7.2(a), and the Acceptable Development Estoppel Certificates to the extent required under Section 7.2(b);
(d)    Subject to Section 10.9, Seller’s representations and warranties made in Section 8.1 shall be true and correct as of the Closing as if remade on the Closing Date, except for those representations and warranties that speak as of a certain date, which representations and warranties shall have been true as of such prior date, except with respect to Authorized Qualifications and Immaterial Events;
(e)    On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person may have been instituted against Seller, the Target, Owners or Purchaser that challenges the validity or legality of any of the transactions contemplated by this Agreement;
(f)    Seller shall have delivered at Closing to Purchaser an opinion of Morrison & Foerster LLP, counsel for Seller, in substantially the form of Exhibit R. Such opinion will be subject to customary assumptions, qualifications, and representations, including representations made by the Target in an officer’s certificate executed by the Target (which officer’s certificate will be reasonably acceptable to Purchaser);
(g)    R&W Insurer shall have issued effective as of the Closing the R&W Insurance Policy (subject only to the payment of the applicable premium); and
(h)    Seller shall have caused the Target to distribute all of the shares of Summit TRS to Seller pursuant to a distribution agreement in substantially the form of Exhibit Q (the “Distribution Agreement”).
Section 10.9    Breaches of Seller’s Representations Prior to Closing.
(a)    The term “Authorized Qualifications” shall mean any qualifications to the representations and warranties made by Seller in Section 8.1 to reflect (i) new Tenant Leases, Tenant Lease amendments, new Service Contracts, and/or Service Contract amendments, in each case executed by the Owners in accordance with this Agreement, (ii) any action taken by the Owners in accordance with any Tenant Leases, Service Contracts, Construction Contracts, Development Management Agreement, or Permitted Exceptions not prohibited by this Agreement, and (iii) a Tenant Lease default and Tenant insolvency occurring after the Effective Date. The term “Immaterial Events” shall mean facts or events that do not, in Purchaser’s reasonable discretion, result in a loss of value, damage, claim or expense in excess of $350,000, in the aggregate. Authorized Qualifications and Immaterial Events shall not constitute a default by Seller, a breach of a representation or warranty, or a failure of a condition precedent to Closing.
(b)    If, prior to the Closing, there occurs or exists a breach of a representation or warranty of Seller that in the aggregate with all other such breaches has the effect of constituting Authorized Qualifications and/or Immaterial Events, then Purchaser shall have no remedy therefor and must proceed to the Closing with no adjustment of the Purchase Price and Seller shall have no liability therefor.
(c)    If between the Effective Date and the Closing Date, facts not theretofore known to Seller are discovered by Seller or events occur, such facts or events are not Authorized Qualifications or Immaterial Events, and such facts or events would result in a failure of the condition set forth in Section 10.8(d) above, but which do not result from defaults by Seller under this Agreement, such failure shall not constitute a breach of this Agreement, and following Seller’s notice to Purchaser, Purchaser’s sole remedies in such event shall be to either: (i) waive the condition and proceed to Closing; or (ii) terminate this Agreement (by delivering written notice thereof to Seller); provided, however, if Purchaser does not exercise its right to terminate this Agreement on or before the earlier of (1) Closing or (2) the date that is five (5) Business Days after Purchaser becomes aware of such facts or events, then Purchaser shall be deemed to have elected to waive the condition and proceed to Closing. If Purchaser terminates this Agreement pursuant to this Section 10.9, then, the Earnest Money Deposit shall be returned to Purchaser and the parties shall have no further obligations or liabilities hereunder, except for the Termination Surviving Obligations.
Section 10.10    General Conditions Precedent to Seller’s Obligations Regarding the Closing. In addition to the conditions to Seller’s obligations set forth in this Article X, the obligations and liabilities of Seller hereunder to close the transaction hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Seller to Purchaser and all of which shall be deemed waived upon Closing:
(a)    Purchaser shall have complied with and otherwise performed each of the covenants and obligations of Purchaser set forth in Section 10.2 of this Agreement at Closing in all material respects.
(b)    The representations and warranties of Purchaser made in Section 8.2 shall be true and correct in all material respects.
(c)    On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person may have been instituted against Seller, the Target, the Owners, or Purchaser that challenges the validity or legality of any of the transactions contemplated by this Agreement.
Section 10.11    Failure of Condition. If any condition precedent to Seller’s obligation to effect the Closing (as set forth in Section 10.10) is not satisfied, then Seller shall be entitled to terminate this Agreement by notice thereof to Purchaser and Title Company. If any condition precedent to Purchaser’s obligation to effect the Closing (as set forth in Section 10.8) is not satisfied by the Closing Date, then Purchaser shall be entitled to terminate this Agreement by notice thereof to Seller and Title Company. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Earnest Money Deposit (and all accrued interest thereon) and neither party shall have any further obligations hereunder, except for Termination Surviving Obligations. Notwithstanding the foregoing, if the applicable conditions precedent are not satisfied due to a default by Seller or Purchaser hereunder, then Article XIII shall govern and this Section 10.11 shall not apply.
Section 10.12    Change of Names. Within ten (10) days after Closing, Purchaser shall delete “Hines” from the name of each Seller Entity and file the appropriate certificates with the Secretary of State of the State of Delaware to do so.
ARTICLE XI
BROKERAGE

Section 11.1    Brokers. Seller agrees to pay to Eastdil Secured (“Broker”) a real estate commission at Closing (but only in the event of Closing in strict compliance with this Agreement) pursuant to a separate agreement. Broker acknowledges that the payment of the commission by Seller to Broker will fully satisfy the obligations of the Seller for the payment of a real estate commission hereunder. Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent and warrant to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party, and Purchaser and Seller will indemnify, defend and hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby.
ARTICLE XII
CONFIDENTIALITY
Section 12.1    Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, this Agreement, the transactions contemplated by this Agreement, and the terms, conditions, and negotiations concerning the same will be held in confidence by Purchaser and will not be disclosed by Purchaser except to its respective legal counsel, accountants, consultants, officers, investors, clients, partners, directors, and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable Law. Purchaser further acknowledges and agrees that, until the Closing occurs, all information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than those described above without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel; provided, however, in the event such disclosure is required pursuant to a subpoena or court order, the applicable party shall promptly notify the other party thereof so that the other party may seek a protective order, waive compliance with this Article XII, and/or take any other action mutually agreed upon by the parties. Notwithstanding the foregoing to the contrary, Purchaser acknowledges and agrees that Seller, and entities which directly or indirectly own the equity interests in Seller, may disclose in press releases, SEC and other filings and Authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the sale of the Common Interest as may be necessary or advisable under federal or state securities Law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations, “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Seller and such direct or indirect owners’ prior custom, practice or procedure). One or more of such owners will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by Law.

ARTICLE XIII
REMEDIES
Section 13.1    Default by Seller.
(a)    If Closing of the purchase and sale transaction provided for herein does not occur as herein provided by reason of any default of Seller, Purchaser may, as Purchaser’s sole and exclusive remedies, elect by written notice to Seller within five (5) days following the scheduled Closing Date, to either (a) terminate this Agreement, in which event Purchaser will receive from the Title Company the Earnest Money Deposit, whereupon Seller and Purchaser will have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations, or (b) pursue specific performance of this Agreement, so long as any action or proceeding commenced by Purchaser against Seller shall be filed and served within forty-five (45) days of the scheduled Closing Date, and, in either event, Purchaser hereby waives all other remedies, including without limitation, any claim against Seller for damages of any type or kind including, without limitation, consequential or punitive damages. Unless otherwise expressly required pursuant to this Agreement, in no event shall Seller be obligated to undertake any of the following (A) change the condition of the Properties or restore the same after any fire or casualty; (B) expend money or post a bond to remove or insure over anything other than a Must-Cure Matter or to correct any matter shown on a survey of the Properties; (C) secure any permit, approval, or consent with respect to the Properties or Seller’s conveyance thereof; or (D) expend any money to repair, improve or alter the Improvements or any portion thereof. Notwithstanding the foregoing, nothing contained in this Section 13.1 will limit Purchaser’s remedies at Law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination, subject to the terms and provisions of this Agreement.
Section 13.2    DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN (TIME BEING OF THE ESSENCE) BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE EARNEST MONEY DEPOSIT, TOGETHER WITH ALL INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE COMMON INTEREST, AND (ii) SUCH AMOUNT WILL BE PAID TO SELLER AND WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE COMMON INTEREST, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF PURCHASER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 HEREIN WILL LIMIT

SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS OR THE TERMINATION SURVIVING OBLIGATIONS.
THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.
SELLER’S INITIALS: __/s/ KM__         PURCHASER’S INITIALS: __/s/ JP___
Section 13.3    Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement with respect to any breach of a covenant or agreement hereunder (it being understood that each of Seller and Purchaser have waived the right to obtain incidental, special, exemplary or consequential damages in connection with any default of Purchaser or Seller respectively, or otherwise, which, in the case of Purchaser, include, without limitation, loss of profits or inability to secure lenders, investors or buyers), provided that the foregoing shall not limit Purchaser’s remedies under the R&W Insurance Policy. This Section 13.3 shall survive Closing or termination of this Agreement.
ARTICLE XIV
NOTICES
Section 14.1    Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) electronic mail (received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement)), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of electronic mail transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Purchaser:
Kohlberg Kravis Roberts & Co.
Attention: Justin Pattner & Brett Kelly
555 California Street, 50th Floor
San Francisco, California 94101
Email:    justin.pattner@kkr.com; brett.kelly@kkr.com

With a copy to:
Gibson Dunn & Crutcher LLP
Attention: Farshad Morè
333 S. Grand Avenue, 49th Floor
Los Angeles, California 90071
Email:    fmore@gibsondunn.com

To Seller:	HINES GLOBAL REIT PROPERTIES LP
c/o Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Kevin McMeans
Email: kevin.mcmeans@hines.com
with copy to:    HINES GLOBAL REIT PROPERTIES LP
c/o Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Jason P. Maxwell – General Counsel
Email: jason.maxwell@hines.com
with copy to:    Baker Botts L.L.P.
2001 Ross Avenue, Suite 900
Dallas, Texas 75201
Attn:    Jonathan W. Dunlay
Email:    jon.dunlay@bakerbotts.com

ARTICLE XV
ASSIGNMENT AND BINDING EFFECT
Section 15.1    Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Seller’s prior written consent, to be given or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to a wholly-owned and/or controlled Affiliate of such assigning party without the consent of the non-assigning party, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.
ARTICLE XVI
PROCEDURE FOR INDEMNIFICATION AND LIMITED SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 16.1    Survival of Representations, Warranties and Covenants.
(a)    The Closing Surviving Obligations will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing Documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties and covenants of Seller set forth in this Agreement and Seller’s liability under any provision of this Agreement and under any Closing Document including the Closing Surviving Obligations, will survive the Closing until the date six (6) months after the Closing Date; provided, however, that (i) solely for purposes of the R&W Insurance Policy, the Non-Fundamental Representations, the Fundamental Representations, the Tax Representations, and rights to indemnification under Section 16.3 therefor, shall survive until the expiration of the R&W Insurance Policy pursuant to its terms; and (ii) the rights and obligations of Seller and Purchaser under Section 17.17 shall survive until the date sixty (60) days after the Substantial Completion Date (as defined in the Amazon Tenant Lease) and if a dispute arises prior to such date, then for as long thereafter until such dispute is resolved (each of the foregoing periods, a “Survival Period”).
Section 16.2    Limitations on Liability.
(a)    Purchaser shall not have any right to bring any action against Seller as a result of (i) any untruth, inaccuracy or breach of such representations and warranties under this Agreement or any Closing Document, or (ii) the failure of Seller to perform its obligations under any other provision of this Agreement or under any other document or agreement executed in connection with this Agreement, including all documents and agreements executed at Closing (“Closing Documents”), unless (i) the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies, breaches and failures exceeds $350,000, and if such losses exceed such amount, Purchaser shall have a claim for the full amount, and (ii) Purchaser delivers written notice of any such claim to Seller prior to the expiration of the applicable Survival Period.
(b)    In no event will Seller’s liability for default under any provision of this Agreement or under any Closing Documents (including Seller’s liability for attorneys’ fees and costs in connection with such untruths, inaccuracies, breaches and/or failures) exceed, in the aggregate, an amount equal to one percent (1%) of the Purchase Price; provided that Seller’s liability for all such untruths, inaccuracies, or breach of any Non-Fundamental Representations, Fundamental Representations, and/or Tax Representations shall be limited to $100.00 and Purchaser’s sole recourse therefor shall be to the R&W Insurance Policy.
(c)    Except for fraud, following Closing the sole and exclusive remedy of Purchaser with respect to any breach of, or any inaccuracy in, any representation and warranty set forth in this Agreement, shall be solely and exclusively pursuant to the R&W Insurance Policy.

(d)    Seller shall have no liability with respect to any of Seller’s covenants herein if and to the extent, prior to the Closing, Purchaser has actual knowledge of any breach of a covenant of Seller herein, or Purchaser obtains knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Purchaser’s review of the Due Diligence Items and its due diligence tests, investigations and inspections of the Property, or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s covenants herein, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.
(e)    The limitations on Seller’s liability contained in this Article XVI are in addition to, and not limitation of, any limitation on liability provided elsewhere in this Agreement or by Law or any other contract, agreement or instrument.
Section 16.3    Indemnification.
(a)    Indemnification of Purchaser. From and after the Closing and subject to the provisions of Section 16.1, Section 16.2, and this Section 16.3, Seller agrees to indemnify and hold harmless Purchaser and each partner, officer, director, employee, stockholder, and affiliate of Purchaser (the “Purchaser Indemnified Parties”) from and against:
(i)    Any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses, including court costs and reasonable attorneys' and paralegals' fees and expenses incurred in investigating and preparing for or participating in any litigation, collection proceedings, bankruptcy proceedings, alternative dispute resolution proceedings or any other proceeding (collectively, a “Loss” or “Losses”) of the Purchaser Indemnified Parties that arise out of any breach or default by Seller of any covenant or obligation contained herein that is performable after, or that survives, the Closing or that is contained in any assignment document delivered pursuant to this Agreement; and
(ii)    Any and all Losses relating to or consisting of (x) Taxes of Seller or any of its Affiliates (other than the Target and the Owners) or (y) Taxes imposed on the Target or the Owners, or for which the Target or the Owners may otherwise be liable: (1) for any Tax period, or portion thereof, ending on or before the Closing Date; (2) that are attributable to the inaccuracy or breach of any Tax Representation (including, without limitation, any such Taxes incurred in connection with the liquidation of the Target due to the fact that the Tax Representations are inaccurate or breached); or (3) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing (“Pre-Closing Taxes”); provided, however, Seller shall have no responsibility or liability under this Section 16.3(a)(ii) for any Taxes of the Target (or for which the Target may otherwise be liable): (I) that have been prorated and, thus, have reduced, the Purchase Price hereunder; or (II) that result from any action (other than the liquidation of the Target for tax purposes) or omission taken or not taken by Purchaser, any of its affiliates, the Target or the Owners after the Closing on the Closing Date out of the ordinary course of business (including, without limitation, any breach by Purchaser of its representations and warranties set forth in Section 8.2(g) or covenants set forth in Section 7.4(b)) unless such amount would not have been incurred but for a breach of a Tax Representation. In the case of any Tax period beginning on or before and ending after the Closing Date, the portion of the Tax attributable to the period ending on the Closing Date and treated as Pre-Closing Taxes with respect to Taxes (1) based on income, receipts, sales, expenses or imposed in connection with the sale of property that are not otherwise prorated pursuant to this Agreement shall be deemed equal to the amount that would be payable if the Tax period ended with and included the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period and (2) other than those described in clause (1), such as ad valorem and similar Taxes, shall be prorated based on the number of days in the applicable Tax period up to and including the Closing Date divided by the number of days in the entire Tax period.
(b)    Indemnification of Seller. From and after the Closing and subject to the provisions of this Section 16.3, Purchaser agrees to indemnify and hold harmless Seller and each partner, member, officer, director, employee, stockholder, and affiliate of Seller (the “Seller Indemnified Parties”, and together with the Purchaser Indemnified Parties, the “Indemnified Parties” or each, an “Indemnified Party”) from and against:
(i)    Any and all Losses of the Seller Indemnified Parties that arise out of any breach or default by Purchaser of any of its representations or warranties under this Agreement; and
(ii)    Any and all Losses that arise out of any breach or default by Purchaser of any covenant or obligation contained herein that is performable after, or that survives, the Closing or that is contained in any assignment or conveyance document delivered pursuant to this Agreement.
(c)    Defense of Third‑Party Claims. An Indemnified Party shall give prompt written notice to any entity or person who is obligated to provide indemnification hereunder (an “Indemnifying Party”) of the commencement or assertion of any claim (“Third Party Claim”) brought by a Person that is not affiliated with any Purchaser Indemnified Party or Seller Indemnified Party (“Third Party”) in respect of which such Indemnified Party is entitled to seek indemnification hereunder. Any failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Section 16.3 unless and to the extent the failure to give such notice adversely affects such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third Party Claim on such terms as it deems appropriate; provided, however, that:
(i)    The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Party shall pay the attorneys' fees of the Indemnified Party if: (A) the employment of separate counsel has been authorized in writing by such Indemnifying Party in connection with the defense of such Third Party Claim; (B) the Indemnifying Party has not employed counsel reasonably satisfactory to the Indemnified Party in such Third Party Claim; or (C) the Indemnified Party's counsel has advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);
(ii)    The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement, compromise, admission, or acknowledgment of the validity of such third‑party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, any injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the reasonable opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment would materially adversely affect its business;
(iii)    No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third‑party action; and
(iv)    The Indemnifying Party shall pay for, but shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim: (A) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (B) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.
(v)    The parties hereto shall extend reasonable cooperation in connection with the defense of any Third Party Claim pursuant to this Section 16.3 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
(vi)    The provisions of this Section 16.3(c) shall not apply to any claim with respect to Taxes, which shall be governed by Section 7.4.
ARTICLE XVII
MISCELLANEOUS
Section 17.1    Waivers; Amendments. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act. This Agreement may not be amended except in a writing signed by both Seller and Purchaser.

Section 17.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.
Section 17.3    Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof. Without limiting the foregoing, Purchaser acknowledges that Purchaser has no, and waives any, right to extend the Closing Date.
Section 17.4    Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 17.5    Counterparts; Electronic Signatures Binding. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file) counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
Section 17.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7    Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings (oral or written) with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 17.8    Governing Law and Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS THAT ARE SEATED IN THE STATE OF DELAWARE AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.
Section 17.9    No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.
Section 17.10    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement. In furtherance of the foregoing, whenever, in connection with the undertakings in this Agreement, the consent or approval of a third party is required for the conveyance of any of the Common Interest or assignment of any rights to be conveyed herein, and said third party has agreed that such consent approval will not be unreasonably withheld by the Purchaser to obtain such consent or approval, Seller will request such third party consent or approval.
Section 17.11    No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.
Section 17.12    Exhibits. Exhibits A through U, inclusive, are incorporated herein by reference.
Section 17.13    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.
Section 17.14    Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this

Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.
Section 17.15    Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Seller’s or Purchaser’s partners, members, shareholders, employees, agents, directors, officers or other owners of Seller or Purchaser or their respective constituent members, partners, shareholders, employees, agents directors, officers or other owners. Seller’s and Purchaser’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller or Purchaser, respectively, under this Agreement and the Closing Documents.
Section 17.16    Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
Section 17.17    Post Closing Construction.
(a)    The Purchaser will receive a credit against the Purchase Price in the amounts described in Section 10.4(f), including the remaining unused Contingency.
(b)    The Purchaser has reviewed, approved, and accepted the Project Documents. Except to the extent expressly set forth in Section 8.1, and subject to the limitations on survival and liability contained in this Agreement with respect thereto, Seller has made no, and hereby waives and disclaims the making of, any representations and warranties regarding the Project, the Project Documents, or any other matters pertaining to the Project.
(c)    The Cost Overrun Holdback shall be withheld from the Purchase Price at Closing to pay for potential Seller Cost Overruns and the Delay Cost Holdback shall be withheld from the Purchase Price at Closing to pay for potential Seller Delay Costs. The Cost Overrun Holdback and Delay Cost Holdback shall be deposited in escrow (“Escrow”) with Chicago Title Insurance Company (“Escrow Holder”), who shall hold and disburse the Escrow in accordance with this Section 17.17 and pursuant to an escrow agreement consistent with the provisions of this Section 17.17 to be entered into at Closing in form and substance reasonably satisfactory to Seller and Purchaser. Seller’s sole liability with respect to any Cost Overruns or Delay Costs in the construction of the Project are limited to the Cost Overrun Holdback and the Delay Cost Holdback. Except to the extent of the Cost Overrun Holdback or Delay Cost Holdback, Seller shall have no liability with respect for the design and construction of the Project, including whether the Project is subject to Cost Overruns and/or Delay Costs.
(d)    A Seller Cost Overrun and/or a Seller Delay Cost shall not exist unless and until the cause and amount thereof has been established, verified and approved (which approval shall not be unreasonably withheld, conditioned and delayed) by Seller and Purchaser, provided if Seller and Purchaser cannot agree, Seller and Purchaser shall select an independent inspecting architect reasonably approved by Seller and Purchaser to resolve such issue. In addition, if a Seller

Cost Overrun or Seller Delay Cost occurs, at Seller’s request and upon Purchaser’s reasonable approval, Purchaser shall first (i) allocate Contingency and any Cost Savings to pay such Seller Cost Overrun or Seller Delay Cost, and (ii) in all events, pursue any claims for payment under any insurance policies, before making a claim against Seller and/or the Cost Overrun Holdback or Delay Cost Holdback. Only to the extent the allocation of Contingency or Cost Savings and insurance are not sufficient to pay such Seller Cost Overruns or Seller Delay Costs, may Purchaser may make a claim against Seller and/or the Cost Overrun Holdback or the Delay Cost Holdback.
(e)    Seller shall have the right, at its option, to propose methods to avoid, or reduce the amount of, a Seller Cost Overrun and/or Seller Delay Cost, such as paying for overtime construction work to avoid a Delay Cost, which may include Seller causing Purchaser to expend funds from the Contingency, or if the Contingency is expended, then Seller expending funds from the Cost Overrun Holdback. Purchaser will not unreasonably withhold its approval of such change in methods.
(f)    The unused portion of the Delay Cost Holdback and/or the Cost Overrun Holdback, if any, shall be promptly released to Seller as provided hereinbelow:
(i)    Upon the occurrence of the Substantial Completion Date, as defined in the Amazon Tenant Lease, any remaining balance in the Delay Cost Holdback shall be paid and released to Seller.
(ii)    (A) Upon Substantial Completion of the Project as defined in the Construction Contracts but prior to completion of all punch list items that are the responsibility of Owner as provided in the Construction Contracts and the Amazon Tenant Lease, as applicable (such items, the “Owner Punch List Items”), an amount from the Cost Overrun Holdback, if any, shall be paid and released to Seller such that, after such payment, the remaining balance in the Cost Overrun Holdback shall be equal to the greater of (1) $1,500,000 or (2) 150% of the “Owner Punch List Costs”, but in no event to exceed the then remaining balance of the Cost Overrun Holdback. As used herein, Owner Punch List Costs shall mean the amount, reasonably determined by the primary architect for the Project and JTM Construction, Inc., as the general contractor for the Project, and thereafter reasonably approved by Seller and Purchaser, which is estimated to be necessary to complete the Owner Punch List Items. Upon completion and payment in full of the Owner Punch List Items, then any remaining balance of in the Cost Overrun Holdback shall be paid and released to Seller.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

PURCHASER:
KRE SUMMIT OWNER LLC,
a Delaware limited liability company

By:     /s/ J Pattner
Name:      /s/ J Pattner
Title:    Authorized Signatory

SELLER:
HINES GLOBAL REIT PROPERTIES LP,
a Delaware limited partnership

By:    Hines Global REIT, Inc.,
a Maryland real estate investment trust,
its general partner

By:     /s/ Kevin L. McMeans
Name:      Kevin L. McMeans
Title:    Asset Management Officer

JOINDER BY TITLE COMPANY

Chicago Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Seller and Purchaser on the ______ day of December, 2019, and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Earnest Money Deposit, when and if made, and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.
CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

JOINDER BY BROKER
The undersigned Broker represents to Seller and Purchaser that (i) upon receipt of $_____ Broker shall have been paid in full for its services in respect of the sale of the Property and Broker shall release Seller and Buyer form any further claims of Broker for compensation for brokerage services arising out of this transaction and (ii) is duly licensed and authorized to do business in the State in which the Property is located.

EASTDIL SECURED, L.L.C.

Date: December 9, 2019    By: ____/s/ Jason Flynn
Name: Jason Flynn
Title: Managing Director

Address:    101 California St, Ste 2950
San Francisco, CA 94111

License No.:    W A State DRE #18892___

Tax ID. No.:    13-3791043